As filed with the Securities and Exchange Commission on March 25, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.
(Exact name of registrant as specified in its charter)
Nevada	2833	26-2816569
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
No. 365 Chengde Street, Daowai District, Harbin
Heilongjiang Province, The People’s Republic of China 150020
+ (86) 0451-88355530
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Yin Wang
No. 365 Chengde Street, Daowai District, Harbin
Heilongjiang Province, The People’s Republic of China 150020
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Adam M. Guttmann, Esq.
Crone Law Group
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer box.	☐

Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	maximum	Amount of
Title of each class of securities to be	Amount to be	offering price	aggregate	registration
registered	registered	per unit (1)	offering price	fee
Common Stock, 0.0001 par value issuable upon exercise of Class A Warrants	312,500	$2.90	$906,250	$
Common Stock, 0.0001 par value issuable upon exercise of Class B Warrants	312,500	2.90	906,250
Common Stock, 0.0001 par value	1,470,588	2.90	4,264,705

Total	2,095,588		$6,077,205	$434	(2)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2)	The filing fee has been paid with this filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED ___, 2010

PROSPECTUS

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.
  2,095,588 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,095,588 shares of common stock, including shares of common stock issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “WKBT.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 22, 2010, was $2.90.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 2 .

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2010.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Weikang,” “WKBT,” the “Company,” “we,” “us,” and “our” refer to Weikang Bio-Technology Group Company, Inc., and its subsidiaries and predecessors, unless indicated otherwise.

OUR COMPANY
 Overview

We are principally engaged in developing, manufacturing and distributing health and nutritional supplements in China. The Company has also expanded its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescriptive medicine.

The Company was originally incorporated on May 12, 2004 in the State of Florida as Expedition Leasing, Inc. On July 12, 2008, the Company redomiciled from the State of Florida to the State of Nevada and changed to its name to Weikang Bio-Technology Group Co., Inc. pursuant to an acquisition of Sinary Bio-Technology Holdings Group, Inc. (or Sinary), a Nevada corporation and, Sinary’s wholly owned subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (or Heilongjiang Weikang), a limited liability company organized and existing under the laws of the People’s Republic of China (or PRC). Upon completion of the transaction on December 7, 2007, Sinary and Heilongjiang Weikang became our wholly-owned subsidiaries. The transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer and as a re-organization by the accounting acquiree.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,095,588 shares of common stock, including shares of common stock issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered:
Up to 2,095,588 shares of common stock, including shares of common stock issuable upon the exercise of common stock purchase warrants, of which (i) the Class A warrants are exercisable for an aggregate of 312,500 shares have an initial exercise price equal to $3.00 per share, and (ii) the Class B warrants are exercisable for an aggregate of 312,500 shares have an initial exercise price equal to $5.00 per share, all warrant exercise prices are subject to certain adjustments.

Common Stock Outstanding at January 31, 2010:	27,784,388

Use of Proceeds:
We will not receive any proceeds from the sale of the 2,095,588 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants. Any net proceeds we receive from the Selling Stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	WKBT

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Although Weikang commenced operations in 2005, the company was a developmental stage company until May 2006 when it began selling its products. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies such as our company in China. Some of these risks and uncertainties relate to our ability to:

·	maintain our market position in the health supplements business in China;

·	offer new and innovative products to attract and retain a larger customer base;

·	attract additional customers and increase spending per customer;

·	increase awareness of our brand and continue to develop user and customer loyalty;

·	respond to competitive market conditions;

·	respond to changes in our regulatory environment;

·	manage risks associated with intellectual property rights;

·	maintain effective control of our costs and expenses;

·	raise sufficient capital to sustain and expand our business;

·	attract, retain and motivate qualified personnel; and

·	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We may need additional financing to execute our business plan.

The revenues from the production and sale of health supplements products and the projected revenues from these products may not be adequate to support our expansion and product development programs. We may need substantial additional funds to build new production facilities, pursue further research and development, obtain regulatory approvals, market our products, and file, prosecute, defend and enforce our intellectual property rights. We may seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources. We could enter into collaborative arrangements for the development of particular products that would lead to our relinquishing some or all of our rights to the related technology or products.

There are no assurances that future funding will be available to us on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our certificates, permits, and licenses are subject to governmental control and renewal, and Weikang will not be able to operate if they are not maintained.

Heilongjiang Weikang has attained the certificates, permits, and licenses required for the manufacturing, processing and distribution of health supplement products in the PRC and Tianfang has attained the certificates, permits, and licenses required for the manufacturing, processing and distribution of western medicine and Chinese herbal extracts. In the event that we are not able to renew the certificates, permits and licenses, all or part of our operations may be terminated. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our operation and profitability.

Our profitability could be adversely affected from the loss of preferential tax treatment.

Weikang was exempt from income tax for a period of three years. The preferential tax concession that was granted by the Shuangcheng Municipal Government expired in 2008, and has not been renewed. Weikang’s tax liabilities will increase as a result and its profits will likely decline.  The company is now responsible for a 25% income tax.

We cannot guarantee the protection of our intellectual property rights.

To protect the reputation of our products, we have applied for registration of our trademarks in the PRC where our sole operating business is located.

Presently, all of our products are sold under the brand name “Rongrun”. Since we launched our products in May 2006, we are not aware of any infringement of such trademark for sales of health supplement products. However, there is no assurance that there will not be any infringement of our brand name or other trademarks or counterfeiting of our products in the future. Should any such infringement or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amount of time and effort to enforce our intellectual property rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plan.

We rely on a few suppliers and any disruption with our suppliers could have an adverse effect on our business.

We have developed good working relationships with a limited number of suppliers for our raw materials that are otherwise generally available. Although we believe that alternative suppliers are available to supply materials, should any of these suppliers terminate its business arrangements with us or increase the prices of materials supplied by these suppliers, it could delay product shipments and adversely affect our business operations and profitability.

We are subject to the environmental protection laws of the PRC, which may result in restrictions on our operations or liabilities for pollution.

Our manufacturing process may produce by-products such as effluent, gases and noise, which are harmful to the environment. We are subject to multiple laws governing environmental protection, such as “The Law on Environmental Protection in the PRC” and “The Law on Prevention of Effluent Pollution in the PRC”, as well as standards set by the relevant governmental bodies determining the classification of different wastes and proper disposal. China is experiencing substantial problems with environmental pollution. Accordingly, it is likely that the national, provincial and local governmental agencies will adopt stricter pollution controls. There can be no assurance that future changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Our business’s profitability may be adversely affected if additional or modified environmental control regulations are imposed upon us.

We may suffer as a result of product liability or defective products.

We may produce products which, despite proper testing, inadvertently have an adverse pharmaceutical effect on the health of individuals. The existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers, decreased demand for our products, costly litigation, product recalls, loss of revenue, and the inability to commercialize our some products. We currently are not aware of any existing or anticipated product liability claims with respect to our products.

There are no conclusive studies regarding the medical benefits of nutritional supplements.

We currently manufacture, market and distribute seven products: (1) Rongrun Youth Keeping Capsules; (2) Rongrun Energy Keeping Capsules; (3) Rongrun Vitamin Sugar Capsules; (4) Rongrun Intestine Cleansing Capsules; (5) Rongrun Artery Cleansing Capsules; (6) Rongrun Royal Jelly Extract; (7) Rongrun Kidney Boost Tonic; (8) Ferrous Fumarate Granule; (9) Eucommia Ulmoides Oliy Granule; (10)Bushen Qiangshen Table; and (11) Tinidazole Vaginal Effervescent Table.  Some of the ingredients in our current products (and we anticipate in our future products) are vitamins, minerals, herbs and other substances for which there is not a long history of human consumption. Although we believe all of our products to be safe when taken as directed by us, there is little experience with human consumption of certain of these product ingredients in concentrated form. In addition, we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies. We could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

The manufacture and distribution of nutritional supplements could result in product liability claims.

We, like any other retailer, distributor and manufacturer of products that are designed to be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While we may obtain product liability insurance in the future, we may not be able to obtain such insurance at a reasonable cost, or, if available, cannot assure that it will be adequate to cover liabilities. We do not anticipate obtaining contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

Adverse publicity due to unfavorable research findings in connection with our products could adversely affect our sales and financial condition.

We believe the growth experienced by the nutritional supplement market is based in part on national media attention regarding scientific research suggesting potential health benefits from regular consumption of certain vitamins and other nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary.

In the future, scientific research and/or publicity may not be favorable to the nutritional supplement market or any particular product, or may be inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on our operations and financial condition. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations.

Risks Related to Our Corporate Structure

If we are unable to timely remit the purchase price for the acquisition of Weikang, the approval and designation of Weikang as a foreign investment enterprise and Sinary as the 100% owner of Weikang may be revoked, and the acquisition of Weikang may be deemed void.

Pursuant to the Transfer Agreement, Sinary agreed to acquire 100% of the equity interests of Weikang from its owners for RMB 57 million. Under applicable PRC regulations, the acquisition is deemed completed as of November 9, 2007, the date when the Heilongjiang Office of the State Administration for Industry and Commerce issued a FIE business license to Heilongjiang Weikang, and registered Sinary as the 100% owner of Heilongjiang Weikang’s registered capital. Pursuant to the terms of the equity interests transfer agreement and the requirements of applicable PRC laws and regulations, Sinary had a grace period to remit the acquisition price of 57 million RMB by August 6, 2009.  In accordance with the terms of the Transfer Agreement, Weikang has applied for and received PRC government approval for an extension on the remittance date of the Acquisition Price.  Sinary received PRC government approval on August 7, 2009 for an extension of the remittance date until June 30, 2010 and is seeking a further extenstion until January 20, 2012.  In the event that we are unable to timely remit the Acquisition Price, the Heilongjiang Provincial Government and Heilongjiang Office of the State Administration for Industry and Commerce may revoke the approval and license of Weikang as a foreign invested enterprise, and Sinary as the 100% owner of Weikang, thereby unwinding the acquisition. In the event that the acquisition is unwound, we will not be the owner of any equity interests in Weikang, and as a result, Weikang will no longer be our operating business. Should this occur, we may seek to acquire the equity interest of Weikang through other means, although we cannot guarantee that we will do so, nor can we guarantee that we will be successful if we do.

If we are unable to timely remit the purchase price for the acquisition of Tiangfang, the acquisition of Tianfang may be deemed void.

Pursuant to the terms of our agreement Heilongjiang Weikang acquired 100% of the issued and outstanding equity interest of Tianfang for the aggregate purchase price of $15,000,000. The transaction was completed on July 22, 2008. Heilongjiang Weikang has paid $11,192,970 of the $15,000,000 as of the end of 2008, and paid the remaining balance of the acquisition price in the first quarter of 2009.  In the event that Heilongjiang Weikang fails to pay the remaining balance of the acquisition price the transaction could be deemed void and Tiangfang will no longer be our operating business.   Should this occur, we may seek to acquire the equity interest of Tiangfang through other means, although we cannot guarantee that we will do so, nor can we guarantee that we will be successful if we do.

PRC laws and regulations governing our business are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

      Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entities, Weikang and Tiangfang. Our operations in China are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this current report.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from Weikang. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. Our revenue is based entirely on that generated by our affiliated entity in China. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

       Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings from our operations.

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq National Market or other exchanges.

Our common shares have historically been sporadically or "thinly-traded" on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Our corporate actions are substantially controlled by a single stockholder.

As a result of the share exchange transaction with Sinary, the Sinary Stockholder currently owns approximately 89% of our outstanding common shares, representing approximately 89% of our voting power. This stockholder could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in the principal stockholder, elections of our board of directors will generally be within the control of this stockholder. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with this principal stockholder. As such, it would be extremely difficult for shareholders to propose and have approved proposals not supported by the Sinary Stockholder. There can be no assurances that matters voted upon by the Sinary Stockholder will be viewed favorably by all shareholders of our company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

·	actual or anticipated fluctuations in our quarterly operating results;

·	changes in financial estimates by securities research analysts;

·	conditions in pharmaceutical and agricultural markets;

·	changes in the economic performance or market valuations of other pharmaceutical companies;

·	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

·	addition or departure of key personnel;

·	fluctuations of exchange rates between RMB and the U.S. dollar;

·	intellectual property litigation;

·	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from the private offering of 1,470,588 shares of the Company’s common stock on January 20, 2010 will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management's assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Declining economic conditions could negatively impact our business

Our operations are affected by local, national and worldwide economic conditions.  Markets in the United States and elsewhere have been experiencing extreme volatility and disruption for more than 12 months, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets generally.  In recent months, this volatility and disruption has reached unprecedented levels.  The consequences of a potential or prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets.  Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and our ability to raise capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of stock we sell to the selling stockholders upon exercise of outstanding warrants will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 WKBT common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol “WKBT.OB”. Presented below is the high and low bid information of Weikang’s common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. No bid quotations were available for any of quarterly periods for the year ended December 31, 2007.

Year Ended December 31, 2008:	High	Low
3/31/2008	$0.60	$0.60
6/30/2008	$1.15	$1.15
9/30/2008	$1.15	$1.15
12/31/2008	$1.04	$1.04

Year Ended December 31, 2009:	High	Low
3/31/2009	$1.04	$1.04
6/30/2009	$2.00	$0.51
9/30/2009	$3.00	$0
12/31/2009	$3.05	$1.65

Our common shares are issued in registered form. Florida Atlantic Stock Transfer Inc.  (Telephone: 954-726-4954; Facsimile: 954-726-6305) is the registrar and transfer agent for our common shares.

2008 Stock Incentive Plan

On June 24, 2008, our Board of Directors approved a 2008 Stock Incentive Plan for our employees, officers, and directors, and our consultants and advisors. We also filed a related Form S-8 with the SEC. The company has issued 297,000 shares pursuant to 2008 Stock Incentive Plan.  As of December 31, 2009, we had no shares issued pursuant to 2008 Stock Incentive Plan.

Holders

As of January 31, 2010, there were approximately 33 holders of record of our common stock.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our audited historical consolidated financial statements, which are included elsewhere in this Prospectus. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. Actual results could differ materially because of the factors discussed in “Risks Factors” above and elsewhere in this Prospectus, and other factors that we may not know. All amounts are expressed in United States dollars.

Overview

Weikang Bio-Technology Company, Inc. (“we”, “us”, the “Company”) was incorporated in Florida on May 12, 2004 as Expedition Leasing, Inc. On December 7, 2007, we acquired Sinary Bio-Technology Holdings Group, Inc. (or Sinary), a Nevada corporation and, as a result, Sinary’s wholly-owned subsidiary Heilongjiang Weikang Bio-Technology Group Co., Ltd. (or Heilongjiang Weikang), a limited liability company in the People’s Republic of China (or PRC), by exchanging 24,725,200 shares of our common stock for 100% of the issued and outstanding common stock of Sinary.

Having no substantive operation of its own, Sinary, through Heilongjiang Weikang, engages in the research, development, manufacturing, marketing, and sales of Traditional Chinese Medicine (or TCM) in China. Heilongjiang Weikang is located in Heilongjiang Province in Northeastern China, with our principal office and manufacturing facility located in the Economic and Technology Development Zone in the city of Shuangcheng, approximately 42 kilometers south of the provincial capital Harbin. All of our products are Chinese herbal-based health and nutritional supplements. We actively seek to maintain and improve the quality of our products, and as of April 2006, we have implemented the “GB/T19001-2000 idt ISO9001:2000” quality assurance management system to all of our manufacturing processes.

Through our subsidiary Heilongjiang Weikang, we manufacture and distribute throughout China a series of internally developed TCM under a Chinese trade name, “Rongrun”. The “Rongrun” line presently includes seven products. We also developed two new products during 2007, which were approved by the Heilongjiang Department of Health.

On July 22, 2008, Heilongjiang Weikang acquired 100% of the issued and outstanding equity interest of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (or Tianfang), a Chinese limited liability company, for $15,000,000, pursuant to a Stock Transfer Agreement dated and entered into on June 30, 2008 by and among Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders, Beijing Shiji Qisheng Trading Co., Ltd. and Tri-H Trade (U.S.A.) Co., Ltd.

Tianfang was incorporated in Guizhou Province, PRC in 1998.  Tianfang is engaged in the development, manufacture and distribution of over-the-counter pharmaceuticals.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States (or US GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with US GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (or SEC) for annual or quarterly financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sinary, and the results of operations of Heilongjiang Weikang, Sinary’s wholly-owned subsidiary; and Tianfang, Heilongjiang Weikang’s wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a moving weighted average basis. Cost of work in progress and finished goods comprises direct material, direct production cost and an allocated portion of production overheads.

Property and Equipment

    Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for all assets with estimated lives ranging from 3 to 20 years as follows:

Building	20 years
Vehicle	5 years
Office Equipment	3-7 years
Production Equipment	3-10 years

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104, codified in FASB ASC Topic 480. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Sales revenue represents the invoiced value of goods, net of value-added tax (or VAT). All of the Company’s products sold in the PRC are subject to Chinese value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (or RMB). For financial reporting purposes, RMB were translated into United States dollars (or USD) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS No 130, “Reporting Comprehensive Income”, codified in FASB ASC Topic 220. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

NEW ACCOUNTING PRONOUNCEMENTS

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through November 18, 2009.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

Three and Nine Months Ended September 30, 2009 Compared to September 30, 2008:

Results of Operations

Comparison of the Nine Months Ended September 30, 2009 and 2008

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto appearing elsewhere in this prospectus.

	2009		2008
	(in U.S. Dollars, except for percentages)
Sales	$34,534,249		$6,651,947
Cost of Sales	15,803,400	46%	2,214,935	33%
Gross Profit	18,730,849	54%	4,437,012	67%
Operating Expense	4,446,576	13%	587,714	9%
Income from Operations	14,284,273	41%	3,849,298	58%
Other Income (Expenses), net	735,200	2%	(4,648)	0%
Income Tax Expenses	3,853,312	11%	352,255	5%
Net Income	$11,166,161	32%	$3,492,395	53%

Sales. During the nine months ended September 30, 2009, we had sales of $34.53 million, compared to $6.65 million for the comparable period of 2008, an increase of $27.88 million or 419%. The increase in sales was primarily a result of our acquisition of Tianfang, which brought us about $24.14 million sales or 70% of our sales during the nine months of 2009.  This increase in sales was also attributable to 1) increased demand from our dealers and distributors as a result of increased acceptance and trust in our products from end users which increased Weikang’s sales by 115% during the nine months ended September 30, 2009 compared with comparable period of 2008.  2) Since July 2008, Tianfang’s sale has been continuously growing due to Weikang’s existing market channel. We believe our sales will continue to grow as we develop new products and continue to improve the quality of our existing products.

Cost of Sales. Cost of sales increased $13.59 million or 613%, from $2.21 million in the nine months ended September 30, 2008 to $15.80 million for the nine months ended September 30, 2009. The increase was mainly due to increased production as a result of our acquisition of Tianfang and increased demand from the end users. The cost of sales as a percentage of sales for the nine months ended September 30, 2009, approximated 46% as compared to 33% for the comparable period of 2008, which was attributable to relatively higher cost of sales of Tianfang, approximating 51% of sales, while the cost of sales was approximately 33% of the sales for Heilongjiang Weikang, this was mainly due to Tianfang focusing on manufacturing popular products with relatively higher cost to meet customers’ demand and expanding its market share in the new regions with popular products. When the market becomes stable, we will launch new products to replace the low profit margin products.

Gross Profit. Gross profit was $18.73 million for the nine months ended September 30, 2009, compared to $4.44 million for the comparable period of 2008, representing margins of 54% and 67% of sales, respectively. The decrease in our margin was mainly due to increase in cost of sales as a percentage of sales as a result of relatively high cost of sales from Tianfang’s operations during the nine months of 2009.

Operating Expenses. Total operating expenses consisted of selling, general and administrative expenses of $4.45 million for the nine months ended September 30, 2009 compared to $0.59 million for the nine months ended September 30, 2008, an increase of $3.86 million or 657%. Operating expenses as a percentage of sales was 13% for the nine months ended September 30, 2009 while it was 9% for the comparable period of 2008. This increase was attributable to the combined expenses of Heilongjiang Weikang and Tianfang due to the acquisition of Tianfang in July 2008. In addition, we had R&D expense of approximately $1.9 million in 2009 for developing certain new medicine and health supplemental products with the Botany medicine research center of Northeast Forestry University.

           Net Other Income (Expenses). Other income was $0.74 million in the nine months ended September 30, 2009 compared to other expense of $4,648 in the nine months ended September 30, 2008.  Other income in the nine months of 2009 mainly consisted of lease income received from leasing a workshop and right to use our technology for manufacturing the royal jelly.

Net Income. Our net income for the nine months ended September 30, 2009 was $11.17 million compared to $3.49 million for the nine months ended September 30, 2008, an increase of $7.67 million or 220%.   The increase was mainly attributed to growth in revenue and efficiency of operations. Our management believes net income will continue to increase as we continue to offer better quality and variety of products and continue to improve our manufacturing efficiency.

Comparison of the Three Months Ended September 30, 2009 and 2008

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto appearing elsewhere in this prospectus.

	2009		2008
	(in U.S. Dollars, except for percentages)
Sales	$11,227,275		$3,452,049
Cost of Sales	5,238,634	47%	1,048,897	30%
Gross Profit	5,988,642	53%	2,403,152	70%
Operating Expense	842,678	7%	214,292	6%
Income from Operations	5,145,964	46%	2,188,860	63%
Other Income (Expenses), net	247,104	2%	(3,502)	0%
Income Tax Expenses	1,414,837	13%	352,255	10%
Net Income	$3,978,232	35%	$1,833,103	53%

Sales. During the three months ended September 30, 2009, we had sales of $11.22 million, compared to $3.45 million for the comparable period of 2008, an increase of $7.78 million or 225%. This increase was attributable to 1) increased demand from our dealers and distributors as a result of increased acceptance and trust in our products from end users; 2) increased selling price to dealers and distributors of Heilongjiang Weikang as a result of increased demand from end users and 3) increased sales from Tianfang as a result of its successful expansion on the market share in the new regions. We believe our sales will continue to grow as we develop new products and continue to improve the quality of our existing products.

Cost of Sales. Cost of sales increased $4.19 million or 399%, from $1.05 million in the three months ended September 30, 2008 to $5.24 million for the three months ended September 30, 2009. The increase was mainly due to increased sales. The cost of sales as a percentage of sales for the three months ended September 30, 2009, was 47% compared to 30% for the comparable period of 2008, which was attributable to relatively higher cost of sales of Tianfang, approximately 51% of sales, this was mainly due to sale of high cost products to meet customers’ demand for expanding the market share in the new regions of China; while the cost of sales was 33% of the sales for Heilongjiang Weikang, a decrease of 4% compared with the comparable period of 2008, which was mainly due to economies of scale with increased production volume while fixed costs remain constant.

Gross Profit. Gross profit was $5.99 million for the three months ended September 30, 2009, compared to $2.40 million for the comparable period of 2008, representing margins of 53% and 70% of sales, respectively. The decrease in our margin was mainly due to increase in cost of sales as a percentage of sales as a result of relatively high cost of sales from Tianfang’s operations during the third quarter of 2009.

Operating Expenses. Total operating expenses consisted of selling, general and administrative expenses of $0.84 million for the three months ended September 30, 2009 compared to $0.21 million for the three months ended September 30, 2008, an increase of $0.63 million or 293%. This increase was attributable to the combined expenses of Heilongjiang Weikang and Tianfang due to the acquisition of Tianfang in July of 2008.  Operating expenses as a percentage of sales was 7% for the three months ended September 30, 2009 while it was 6% for the comparable period of 2008. The increase was mainly due increased marketing expense of Tianfang for expanding its market share in the new regions of China.

           Net Other Income (Expenses). Other income was $0.25 million in the three months ended September 30, 2009 compared to other expense of $3,502 in the three months ended September 30, 2008.  Other income in the third quarter of 2009 mainly consisted of lease income received from leasing a workshop and right to use our technology for manufacturing the royal jelly.

Net Income. Our net income for the three months ended September 30, 2009 was $3.98 million compared to net income of $1.83 million for the three months ended September 30, 2008, an increase of $2.15 million or 117%. The increase was mainly attributed to growth in revenue and efficiency of operations. Our management believes net income will continue to increase as we continue to offer better quality and variety of products and continue to improve our manufacturing efficiency.

Fiscal Years Ended December 31, 2008 Compared to December 31, 2007:

Results of Operations

Comparison of the Years Ended December 31, 2008 and the four months ended December 31, 2007

On October 25, 2007, Sinary entered into an equity interests transfer agreement with the owners of Heilongjiang Weikang to acquire 100% of the equity interests of Heilongjiang Weikang for the sum of 57 million RMB, or approximately 7.6 million US dollars.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang for the aggregate purchase price of $15,000,000.

The following table summarizes our results of operations. The table and the discussion below should be read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31, 2008		From Inception August 31 to December 31, 2007
	(in U.S. Dollars, except for percentages)
Sales	$12,852,884	100%	$823,602	100%
Cost of Sales	$4,584,093	36%	$390,523	47%
Gross Profit	$8,268,791	64%	$433,079	53%
Operating Expense	$1,208,998	9%	$229,622	28%
Income from Operations	$7,059,793	55%	$203,457	25%
Other Income (Expenses), net	$959,735	7.5%	$(653,844)	(79)%
Income Tax Expenses	$748,919	6%	$-	-%
Net Income (Expenses)	$7,270,609	57%	$(450,387)	(55)%

Sales. During the year ended December 31, 2008, we had sales of $12.85 million (taking into account of twelve months sales of Heilongjiang Weikang and five months sales of Tianfang since the acquisition date), as compared to revenues of $0.82 million from inception of Sinary on August 31, 2007 to December 31, 2007, an increase of approximately $12.03 million or 1461%. This increase was attributable to increased demand from our dealers and distributors and combined operations of Heilongjiang Weikang and Tianfang following the acquisition of 100% of Tianfang by Weikang on July 22, 2008. We believe that our sales will continue to grow as we develop new products and continue to improve the quality of our existing products.

Cost of Sales. Cost of sales increased $4.19 million or 1074%, from $0.39 million since inception of Sinary on August 31, 2007 to December 31, 2007 to $4.58 million for year 2008 (taking into account of twelve months operation of Heilongjiang Weikang and five months operation of Tianfang since the acquisition of Tianfang). The increase was mainly due to increased production and sales activities of Heilongjiang Weikang in 2008 combined with Tianfang’s sales and production since July 22, 2008.  We had a decrease in cost of sales as a percentage of sales for 2008, approximately 36% as compared to approximately 47% for the period from August 31 to December 31, 2007, which was attributable to increased production volume with decreased average production cost as a result of economy of scale.

Gross Profit. Gross profit was $8.27 million for 2008 (taking into account of twelve months operation of Heilongjiang Weikang and five months operation of Tianfang since the acquisition date) as compared to $0.43 million for the period from August 31 to December 31, 2007, representing gross margins of approximately 64% and 53% of revenues, respectively. The increase in our gross profits was mainly due to decrease in cost of sales as a percentage of sales as a result of economies of scale.

Operating Expenses. Total operating expenses consists of selling, general and administrative expenses of $1.21 million for 2008 as compare to $0.23 million for the period from August 31 to December 31, 2007, an increase of $0.98 million or 427%. This increase was attributable to the combined expenses in 2008 of Heilongjiang Weikang and Tianfang since the acquisition of Tianfang, while only Heilongjiang Weikang’s expenses were taken into account for 2007 since the acquisition of Heilongjiang Weikang by Sinary on October 25, 2007.  Operating expenses as a percentage to sales was 9% for 2008 while it was 28% for the four months of 2007, which mainly due to the economies of scale coupled with  the efficient control on the expenses by the management.

           Net Other Income (Expenses). Other income was $0.96 million for 2008 while there was other expense of $0.65 million in the four months of 2007.  Other income in 2008 mainly consisted of lease income of $1.03 million received from leasing out a workshop and use right of the technology of manufacturing the royal jelly.  Other expenses in 2007 mainly consisted of the payment of $0.65 million on the reverse acquisition by Sinary on December 7, 2007.

Net Income. Our net income for 2008 was $7.27 million as compared to net loss of $0.45 million during the period from August 31 to December 31, 2007. Net loss in the period of 2007 was mainly attributable to a payment made for $0.65 million on the reverse acquisition by Sinary on December 7, 2007. Net income in 2008 was due to increased sales volume with decreased average production cost as well as combined efficient operation of Heilongjiang Weikang and Tianfang since the acquisition of Tianfang. We also continued to benefit from our exemption from income tax for Heilongjiang Weikang. Our management believes that net income will continue to increase as we continue to offer better quality and more variety of products and to improve our manufacturing efficiency.

CONSOLIDATED FINANCIAL CONDITION AND LIQUIDITY

Liquidity and Capital Resources

As of September 30, 2009, the Company had cash and cash equivalents of $8.71 million, other current assets of $1.02 million, and current liabilities of $9.77 million. Negative working capital was $46,218 at September 30, 2009. The ratio of current assets to current liabilities was 0.99-to-1 as of September 30, 2009.

The negative working capital and the ratio of current assets to current liabilities are primarily due to other payables of $7.62 million that Sinary is obligated to pay to the prior owners of Heilongjiang Weikang within one year from the closing of the acquisition of Heilongjiang Weikang. This payable does not bear any interest, and has been renewed to June 30, 2010.

The following is a summary of cash provided by or used in each of the indicated types of activities during the nine months ended September 30, 2009 and 2008, respectively:

	2009	2008
Cash provided by (used in):
Operating Activities	$11,325,255	$3,698,792
Investing Activities	$(27,751)	$(78,638)
Financing Activities	$(2,614,430)	$(2,633,277)

    Net cash provided by operating activities was $11.33 million for the nine months ended September 30, 2009, compared to net cash provided by operating activities of $3.70 million for the comparable period of 2008. The increase in net cash inflow from operating activities was mainly due to an increase in our net income with faster collection on accounts receivable.

    Net cash used in investing activities was $27,751 for the nine months ended September 30, 2009, as compared to net cash used in investing activities of $78,638 for the nine months ended September 30, 2008.  The cash outflow during the nine months ended September 30, 2009 was mainly due to the acquisition of additional office equipment.

Net cash used in financing activities was $2.61 million for the nine months ended September 30, 2009 compared to net cash used in financing activities of $2.63 million for the nine months ended September 30, 2008. The net cash outflow in financing activities for the nine months ended September 30, 2009 mainly consisted of payment of $3.81 million for the remaining portion of the acquisition price of Tianfang, net of repayment of sales receipts of $1.20 million from the management that was previously deposited into a personal bankcard owned by the Company’s officer mainly for the purpose of convenience on payment collection.  While in the comparable period of 2008, we paid $4.87 million for the first and second installment for the acquisition price of Tianfang, net of $2.46 million repayment of Weikang’s management for the sales receipts that was originally received by Weikang’s management on behalf of Weikang; and a repayment of $0.23 million to a related party.

    We do not believe inflation had a significant negative impact on our results of operations during 2009.

Off-Balance Sheet Arrangements

    We have not made any other financial guarantees or other commitments to guarantee the payment obligations of any third party. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

    We do not use derivative financial instruments in our investment portfolio and has no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, we may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

DESCRIPTION OF BUSINESS
Overview

We are principally engaged in developing, manufacturing and distributing health and nutritional supplements in China. The Company has also expanded its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescriptive medicine.

History

As used herein the terms "We", the "Company", "WKBT", the "Registrant," or the "Issuer" refers to Weikang Bio-Technology Group Co., Inc., its subsidiaries and predecessors, unless indicated otherwise. The Company was originally incorporated on May 12, 2004 in the State of Florida as Expedition Leasing, Inc. On July 12, 2008, the Company redomiciled from the State of Florida to the State of Nevada and changed to its name to Weikang Bio-Technology Group Co., Inc. pursuant to an acquisition of Sinary Bio-Technology Holdings Group, Inc. (or Sinary), a Nevada corporation and, Sinary’s wholly owned subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (or Heilongjiang Weikang), a limited liability company organized and existing under the laws of the People’s Republic of China (or PRC). Upon completion of the transaction on December 7, 2007, Sinary and Heilongjiang Weikang became our wholly-owned subsidiary. The transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer and as a re-organization by the accounting acquiree.

Overview of Sinary

Sinary was incorporated under the laws of the State of Nevada on August 31, 2007. On October 25, 2007, Sinary entered into an equity interests transfer agreement with the owners of Heilongjiang Weikang to acquire 100% of the equity interests of Heilongjiang Weikang for the sum of 57 million Renminbi (or RMB), or approximately $7.6 million. In connection with this acquisition, on November 6, 2007, Heilongjiang Weikang was approved by the Heilongjiang Provincial Government as a foreign invested enterprise (or FIE), and the acquisition of Heilongjiang Weikang was deemed completed on November 9, 2007, the date when the Heilongjiang Office of the State Administration for Industry and Commerce (or Heilongjiang SAIC) issued a FIE business license to Heilongjiang Weikang, and registered Sinary as the 100% owner of Heilongjiang Weikang’s registered capital. Pursuant to the terms of the equity interests transfer agreement and the requirements of applicable PRC laws and regulations, Sinary had grace period to remit the acquisition price by June 30, 2010.  Other than the 100% equity interest in Heilongjiang Weikang, Sinary has no other assets. Sinary conducts all of its business operations through Heilongjiang Weikang.

Overview of Heilongjiang Weikang

Heilongjiang Weikang was incorporated in the Heilongjiang Province, PRC on March 29, 2005, formerly known as Heilongjiang Province Weikang Bio-Engineering Co., Ltd. Heilongjiang Weikang had an initial registered capital of RMB five million. On November 21, 2006, Heilongjiang Weikang changed its corporate name to “Heilongjiang Weikang Bio-Technology Group Co., Ltd.” and increased its registered capital to RMB forty million. On October 25, 2007, the owners of Heilongjiang Weikang sold and transferred 100% of Heilongjiang Weikang’s equity interests to Sinary pursuant to an equity interests transfer agreement.  Upon completion of the transaction on November 9, 2007, Sinary became the 100% owner of Heilongjiang Weikang’s registered capital; and Heilongjiang Weikang was subsequently approved as a FIE by the Heilongjiang Provincial Government. Heilongjiang Weikang is primarily engaged in the development, manufacture, marketing and distribution of health and nutritional supplements in China.

On June 30, 2008, Heilongjiang Weikang entered into a stock transfer agreement with Tianfang (Guizhou) Pharmaceutical Co., Ltd. (or Tianfang), a limited liability company organized and existing under the laws of China, and Tianfang’s two shareholders: Beijing Shiji Qisheng Trading Co., Ltd., a limited liability company organized and existing under the laws of China, and Tri-H Trade (U.S.A.) Co., Ltd., a California corporation.  Pursuant to the terms of the Agreement, Heilongjiang Weikang acquired 100% of the issued and outstanding equity interests of Tianfang in exchange for the aggregate purchase price of $15,000,000. The transaction was completed on July 22, 2008. Heilongjiang Weikang has paid $11,192,970 of the $15,000,000 as of the end of 2008. The remaining balance of the acquisition purchase price was paid off in the first quarter of 2009.  We believe the acquisition with Tiangfang will strengthen our distribution channels and enrich our production line. As a result of the acquisition we now not only sell Chinese herbal extract products, but we also sell “western” pharmaceuticals.

Overview of Tianfang

Tianfang was incorporated in the Guizhou Province, China in 1998 with registered capital of RMB 5,900,000. Tianfang is located within the Zhazuo Medicine Industry Area of Xiuwen country, Guiyang City, Guizhou Province, China where it engages in the development, manufacture and distribution of Chinese herbal extract products and GMP certified western prescription pharmaceuticals.  Tianfang’s operations comprise 71,907 square meters with 14,675 square meters of factory facilities. The business of Tianfang is well developed and benefits from economies of scale and cost. Tiangfang has six production lines and all of their products have received Good Manufacturing Practices (or GMP) certification. In 2008, Tiangfang had sales revenues of $5.43 million and net income of $2.3 million.

Business Description of the Company

Since the reverse merger with Sinary and Heilongjiang Weikang was consummated, the Company has continued operations of Heilongjiang Weikang, which is principally engaged in developing, manufacturing and distributing health and nutritional supplements in China, in compliance with Chinese requisite licenses and approvals. The Company has also expanded its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescriptive medicine through the acquisition of Tianfang by Heilongjiang Weikang.

Principal Products or Services

Heilongjiang Weikang is located in Heilongjiang Province in Northeastern China, with a principal office and manufacturing facility located in the Economic and Technology Development Zone in the city of Shuangcheng, approximately 42 kilometers south of the provincial capital Harbin. All of products are Chinese herbal-based health and nutritional supplements. Heilongjiang Weikang actively seeks to maintain and improve the quality of its products, and since April 2006, Heilongjiang Weikang has implemented the “GB/T19001-2000 idt ISO9001:2000” quality assurance management system to all of its manufacturing processes.

Heilongjiang Weikang currently manufactures and distributes a series of internally developed health supplements under a Chinese trade name which English transliteration is “Rongrun”. The “Rongrun”-line of products presently include:

Rongrun Youth Keeping Capsules

Rongrun Youth Keeping Capsules contain kudzu vine root, soybean isoflavone, oil extract from Chinese forest frog, jequirity fruit, and Vitamin E. These capsules may promote the restoration of the natural balance of female hormones reduce symptoms of irritability, depression, headache, vomiting, high blood pressure, and other conditions related to menopause. Balancing female hormones may lower the risk of arteriosclerosis by utilizing the body’s natural protection against heart diseases before menopause. These capsules are also intended to increase the absorption of calcium, which may deter the onset of osteoporosis, and to enhance the body’s immune system in order to counter negative health conditions associated with aging beyond menopause. This product accounted for approximately 5.9% of our total sales in 2008.

Rongrun Energy Keeping Capsules

The key component of the Rongrun Energy Keeping Capsules is grape seed extract, which is harvested for its high content of oligomeric proacnthocyanidins (or OPC). OPC is being studied for its antioxidant properties in reducing free radicals and oxidative stress, which may be effective in reducing the risk of cardiovascular disease by promoting blood vessel elasticity and countering inflammation, and promote a slower and healthier aging process by increasing skin elasticity and smoothness, joint flexibility and heightening immunity. Other ingredients of the Energy Keeping Capsules include Barbary wolfberry fruit, which may improve eyesight and promote liver function by reducing lipid accumulation in the liver, Vitamin E and oil extracted from corn endosperm, which is the albumin tissue produced in the seeds during fertilization and is rich in nutrients. This product accounted for approximately 9.8% of our total sales in 2008.

Rongrun Vitamin Sugar Capsules

The Rongrun Vitamin Sugar Capsules contain bitter melon, hawthorne fruit, propolis, cactus, Vitamin E, and oil extract from corn endosperm, and aims to reduce the onset of cardiovascular disease and fatigue, and promote healthy aging. Propolis, which is a resinous substance that bees collect from tree buds or other botanical sources and used as a sealant in the hive, has long been used in Chinese traditional medicine for the relief of inflammations, viral diseases, ulcers, and superficial burns or scalding. This product accounted for approximately 9.47% of our total sales in 2008.

Rongrun Intestine Cleansing Capsules

The Rongrun Intestine Cleansing Capsules contain shisonin, black currant, Vitamin E, and oil extract from corn endosperm. Shisonin (perilla frutescens), or wild red basil, has long been harvested in China for its medicinal properties. These capsules are intended to lower blood lipid levels in order to reduce the likelihood of brain and heart vessel related diseases, to provide nutrition for the brain and the optic nerve, to strengthen the immune system, and to promote a healthy aging process. This product accounted for approximately 9.27% of our total sales in 2008.

Rongrun Artery Cleansing Capsules

The constituent ingredients of the Rongrun Artery Cleansing Capsules are gingko, hawthorn fruit, Vitamin E, and oil extract from corn endosperm. Ginkgo extract may have three effects on the human body: it may improve blood flow (including microcirculation in small capillaries) to most tissues and organs; it may protect against oxidative cell damage from free radicals; and it may block many of the effects of platelet-activating factor (platelet aggregation, blood clotting) that have been related to the development of a number of cardiovascular, renal, respiratory and central nervous system diseases are intended to reduce the level of cholesterol built-up in the arteries in order promote healthier heart and brain functions and to decrease the likelihood of heart attacks and strokes. This product accounted for approximately 9.52% of our total sales in 2008.

Rongrun Royal Jelly Extract

Royal Jelly is a honey bee secretion that is used in the nutrition of the bee larvae, and has been used as part of traditional Chinese medicine since the early first century. Royal Jelly is a rich source of complete protein, containing all the essential amino acids, as well as essential fatty acids, minerals and vitamins, particularly pantothenic acid (B-5) and pyridoxine (B-6). Royal Jelly also contains collagen; lecithin; and vitamins A, C, D and E. Additionally, Royal Jelly contains several other compounds that have been shown to help lower cholesterol. Another component in Royal Jelly, 10-Hydroxy-2-Decenoic Acid (10-HDA), is being studied for its immuno-regulatory and anti-cancer properties. While Royal Jelly is widely available commercially, Weikang’s Rongrun Royal Jelly Extract is distinguished from the competition by its enhanced concentration of 10-HDA. Weikang introduced its Royal Jelly product in 2007. This product accounted for approximately 9.55% of our total sales in 2008.

Rongrun Kidney Boost Tonic

Rongrun Kidney Boost Tonic contains various traditional Chinese herbs including ginseng, dioscorea and cistanche salsa. All of the components in our tonic have been used for centuries in China to strengthen and promote healthy kidney functions. A tenet of traditional Chinese medicine is that a strong kidney attributes to strong “qi”, which translates into strong bones, sharp vision, clarity of hearing, and healthy organs, while unhealthy kidneys are responsible for weak “qi” as manifested by physical weakness, low energy level, mental deficiency, high blood pressure and reduced sex drive. This product accounted for approximately 3.3% of our total sales in 2008.

Ferrous Fumarate Granule

Ferrous Fumarate Granule contains Ferrous Fumarate. It is used for iron deficiency anemia caused by various reasons, such as, chronic blood loss, malnutrition, pregnancy, or child development period.  This product accounted for approximately 11.34% of our total sales in 2008.

Eucommia Ulmoides Oliv Granule

The key components of Eucommia Ulmoides Oliv Granule are Eucommiae ulmoides Oliv, Eucommiae ulmoides Oliv leaves, which is nourishing liver and kidney, strengthening muscles and bones. This product accounted for approximately 15.35% of our total sales in 2008.

Bushen Qiangshen Tablet

Bushen Qiangshen Tablet contains Epimedium, dodder, Rosa laevigata, glossy privet fruit and cibot rhizome, which may be effective in nourishing the liver and kidney, enriching yin, strengthening yang, and enhancing health and brain function. This product accounted for approximately 6.77% of our total sales in 2008.

Tinidazole Vaginal Effervescent Tablet

The key component of Tinidazole Vaginal Effervescent Tablet is Tinidazole.  It is intended to fight infections caused by anaerobe, especially for anaerobic infection of female reproductive systems. This product accounted for approximately 9.79% of our total sales in 2008.

Product Development

      Our current products under development as of December 31, 2008 include: 10-hydroxy-2-decylenic acid, commonly known as 10-HDA, in gel capsule and in powder formats. 10-HDA has been promoted as having anti-cancer properties and used in the treatment of radiation damages and angiocardiopathy. Our products have been approved by the Heilongjiang Department of Health, although we have not yet begun production we expect production to begin in 2011 or 2012.

      In cooperation with Forest Ecology Department of Northeast Forestry University in 2008 we have been developing new product lines involving the planting of‘ShuangBaoGu’ (a variety of mushroom) on Saline-alkali Soil.  Through a process involving the fruit of  ‘ShuangBaoGu’, sweet corn, and beet we obtain sweet corn bamboo juice, sweet corn straw juice, and beet juice.  These juices are considered by some to be good for people who suffer from cardiovascular disease.  Through the development of these products we hope to help customers reduce the level of cholesterol built-up in arteries promote healthier heart and brain functions. This project has not yet begun production, but should be carried out sometime in 2011 or 2012.

As a result of the acquisition of Tianfang, we are developing a new product known as DOFETILIDE.  DOFETILIDE is a medicine that is given to patients with atrial fibrillation (irregular heartbeats). Atrial fibrillation happens when certain parts of the heart (the chambers known as atria) beat too fast or irregularly. You may get an uncomfortable feeling in your chest and 'fluttering' or 'palpitations.' Dofetilide may help your heart to beat more regularly and stay beating regularly for a longer period of time. This medicine has not yet begun production.  We expect production to begin in 2011 or 2012.

Our Distribution Methods

Since Weikang first launched its products from its home base of Heilongjiang Province in May 2006, we have extended our sales and distribution network to the national capital of Beijing as well as to four provinces, namely: Anhui, Hebei, Henan and Jiangsu. Currently, we only sell to wholesale dealers, who then distribute our products to their customers such as local retail stores and pharmacies. Weikang will continue to identify and establish business relationships with more wholesale vendors across China in order to strengthen our distribution network.

The acquisition of Tianfang has helped to expand our distribution network and increase our sales channel since Tianfang has more than 60 large-scale sale agents throughout China.

We recognize the importance of branding as well as packaging. All of Weikang’s products bear a uniform brand but have specialized designs to differentiate the different categories of Weikang's products. Additionally, Weikang conducts promotional marketing activities to publicize and enhance its image as well as to reinforce the recognition of its brand name, which includes: (1) organizing cooperative promotional activities with distributors; (2) conducting product informational meetings with distributors; and (3) creating sales incentive programs such as rebates for distributors.

Dependence on Major Customers

For the year ended December 31, 2008, approximately 97.03% of the Company's total net revenues were generated by five customers, Weikang Pharmaceutical Group Co., Ltd. (14.48%), Mr. Zhiming Xun who is our Anhui distributor (23.92%), Ms. Min Wu who is our Jiangsu distributor (21.69%), Mr. Lei Shi who is our Henan distributor (19.29%) and Ms. Yumei Chen who is our Hebei distributor (17.65%). The loss of any and/or all of these customers could have a material adverse effect on our business

Our largest customer, Weikang Pharmaceutical Group Co., Ltd., is owned by Mr. Yin Wang, our current chief executive officer and chairman of the board of directors. Mr. Wang was also a shareholder of Heilongjiang Weikang Bio-Technology Group Co., Ltd., our Chinese operating company, before the company was acquired by Sinary.

Competition

Although we presently do not have any direct competitors in the PRC due to the uniqueness of most of our products, competitive products are available on the marketplace that offer features similar to those of our products. For example, Jinwanxia Technology Development Co., Ltd., a subsidiary of the state-owned pharmaceutical conglomerate Heilongjiang Pharmaceutical Group Holding Co., Ltd., distributes a line of bee-derived products which potentially competes with Weikang’s Royal Jelly Extract. China’s health supplements industry is highly fragmented and competitive, and companies such as Jinwanxia have greater financial, marketing and technical resources than us. Additionally, there can be no assurance that one or more of these companies will not develop products that compete directly with, and are equal or superior to, our products. Nevertheless, we believe that we can maintain and increase our market position through our strong R&D capability, unique products, growing sales network and competitive prices.

Sources and Availability of Raw Materials and Our Principle Suppliers

Our principal raw materials are the various vitamins, minerals, and herbal compounds and extracts used in our products, many of which are staples in traditional Chinese pharmacology. Our principal suppliers include Hebei Baoen Bio-Technology Co., Ltd. (for extracts of grape seed, Barbary wolfberry and hawthorn berry), Xuchang Yuanhua Bio-Technology Co., Ltd. (for shisonin extracts) and Shijiazhuang South Wind Rihua Co., Ltd. (for plant oil extracts). The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, market demand, and freight costs. We have no long term agreements with our suppliers, and purchase raw materials on a purchase order basis. Our management recognizes that this strategy also carries with it the potential disadvantages and risks of shortages and supply interruptions. Our suppliers are meeting our supply requirements, and we believe our relationships with our suppliers are stable.

Intellectual Property

We rely on a combination of trademark, copyright and trade secret protection laws in PRC and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and brand. As a part of their employment with Weikang, each employee agrees to abide by the confidentiality provisions set forth in Weikang’s employee procedure guide. We currently have a trademark application pending before the PRC Trademark Office for the Chinese characters which English transliteration is “Rongrun”. We have also submitted trademark applications for the Chinese characters which English transliterations are “Weikang” and “Shenqi”. The examination process is expected to take up to three years to complete.

Health and nutritional supplements manufacturers may at times be involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in the PRC is uncertain and evolving and could involve substantial risks to us.

Government Approval and Regulation of Our Principal Products

General PRC Government Approval

Weikang currently has the requisite approval and licenses from the Heilongjiang Provincial Government and the Heilongjiang Office of the State Administration for Industry and Commerce to manufacture, process and distribute health supplements in pill and tonic forms.

Compliance with Circular 106 and the 2006 M&A Regulations

On May 31, 2007, China’s State Administration of Foreign Exchange (or SAFE) issued an official notice known as “Circular 106”, which requires the owners of Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure in so-called “round-trip” investment transactions for foreign financing as well as subsequent acquisition matters in China. Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors” (know as the 2006 M&A Regulations), issued jointly by Ministry of Commerce (or MOFCOM), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE in September 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity is used as consideration.

Because Sinary was not established by the owners of Weikang and because Sinary and Weikang are owned by unrelated parties, the two companies did not have any direct or indirect connection until Sinary’s acquisition of Weikang. Sinary acquired Weikang for cash, rather than equity, consideration. Sinary’s sole stockholder (immediately prior to the share exchange transaction with Expedition Leasing) is not a “domestic person” as defined under Circular 106. Accordingly, Sinary is not a “special purpose company” as defined in Circular 106 and Sinary’s acquisition of Weikang is not a “round trip” investment transaction. As such, Circular 106 and the provisions of the 2006 M&A Regulations relating to special purpose companies are not implicated. Sinary’s acquisition of Weikang is a pure cross-border merger and acquisition transaction governed by and permitted under the 2006 M&A Regulations, and Weikang was accordingly approved and issued a business license as a FIE by the Heilongjiang Provincial Government and the Heilongjiang Office of the State Administration for Industry and Commerce, respectively.

Costs and Effects of Compliance with Environmental Laws

We are subject to certain requirements and potential liabilities under national, regional and municipal environmental laws, ordinances and regulations in the PRC. We may generate certain wastes that may be deemed hazardous or toxic under applicable environmental laws, and we from time to time have incurred, and in the future may incur, costs relating to compliance with the environmental laws. Although we may incur remediation and other environmental-related costs during the ordinary course of operations, management anticipates that such costs will not have a material adverse effect on our operations or financial condition.

Research and Development

We are committed to quality research and development (or R&D). We focus on the development of new products and the improvement of existing products. Our R&D team is led by Dr. Zhengbin Xu, M.D., who has over 40 years of clinical and research experience in traditional Chinese herbs and in nutrition, and who has published 56 scientific articles in international and domestic journals. Dr. Xu’s prior professional affiliations include the Chinese Medicine Research Bureau (as Vice Director of Research and Development), Heilongjiang Province Chinese Medicine Co., Ltd. (as General Manager), and the Chinese Medical Association (as Vice President).

Other members of our R&D team include: (i) Mr. Hongbin Cui, who is an Executive of Harbin Medical School’s Public Health Institute with over 20 years of research experience in dermatology and nutrition; (ii) Mr. Zuo Zhang, Vice President and Chief Pharmacist of Harbin Medical School Hospital, and an executive of Heilongjiang Province Medical Association; (iii) Mr. Hua Shi, Vice Administrator of Heilongjiang Province Health Quality Control Bureau and a health supplements expert; (iv) Mr. Bingchun Wu, who is a former Executive of Heilongjiang Province Chinese Medicine Research Association; and (v) Mr. Huisheng Qin, M.D., Ph.D., who has over 20 years experience as a surgeon, professor and scientist and knowledge in neurobiology, molecular cell biology, pathology, pharmacology and nutritional science.

For fiscal year 2008, we had approximately $9,560 in R&D expenses.

Our Employees

In 2009, the Company had 282 employees of which 227 were considered full-time employees.  Out of our 282 employees approximately 68 are involved in our administration, 159 are involved in production and 55 are part-time sales representatives.  We have not experienced any significant work stoppage or production shutdown since inception and we do not anticipate any in the near future.  Our management believes that we have a strong relationship with our workers.

Our Principal Executive Offices

Our principal executive office is located in the Economic & Technology Development Zone, Chengxu Village, Shuangcheng Town, Shuangcheng City, Heilongjiang Province, People's Republic of China. Our telephone number is (86) 0451-88355530.

Reports to Security Holders

We file reports including our annual report, information statements as well as other reports required of publicly held companies with the Securities and Exchange Commission (or SEC). You can read and copy any materials we file with the Commission at its' Public Reference Room at 100 F Street, N.E, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including us.

PROPERTIES

Heilongjiang Weikang’s principal executive offices and manufacturing facility are located approximately 42 kilometers south of the provincial capital Harbin, in the Economic and Technology Development Zone in the City of Shuangcheng. The land underlying the facility is approximately 9.63 acres in size, and we acquired the land use rights for this property in 2005. The facility includes two work shops, an administrative office building, a warehouse and cafeteria building, all of which are owned by us. We acquired the land use rights and the buildings of the facility from the Shuangcheng Municipal Government pursuant to an agreement in 2005, under which we agreed to renovate and utilize the site and existing buildings and structures for our health supplements business. In return, we were exempted from certain municipal fees during our renovation efforts, and we are also exempted from income tax from 2005 to 2008.

Tianfang is located within the Zhazuo Medicine Industry Area of Xiuwen country, Guiyang City, Guizhou Province, China where it engages in the development, manufacture and distribution of Chinese herbal extract products and GMP certified western prescription pharmaceuticals.  Tianfang’s operations comprise 71,907 square meters with 14,675 square meters of factory facilities.  Tiangfang has 4 workshops, 1 administration building, 4 warehouses, and one staff building, all of which are owned by Tiangfang including the land use rights.

LEGAL PROCEEDINGS

None

DIRECTORS AND EXECUTIVE OFFICERS

Current Executive Officers and Directors

The following tables set forth information regarding the Company’s current executive officers and directors of the Company. The Board of Directors is comprised of only one class. Except as otherwise described below, all of the directors will serve until the next annual meeting of stockholders or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Name	Age	Positions
Yin Wang	55	Chief Executive Officer and Chairman of the Board of Directors
Yanhua Liu	56	Chief Financial Officer, Secretary and Director
Wei Wang	57	Director
Guangxin Wang	30	Director
Yuanyuan Jing	32	Director
Weili Wang	60	Director

Yin Wang is the founder and Chairman of Weikang. Mr. Yin Wang has extensive clinical training and bio-medical research experience, having been a physician in China for over 30 years. From 1980 to 1982, Mr. Yin Wang served as the Director of the Surgical Department at the Harbin Geriatric Hospital. Thereafter, from 1982 until 2001, Mr. Yin Wang served as the Director of Harbin No. 2 Chinese Medical Hospital. Shortly thereafter, in 2002, he founded Weikang. Mr. Yin Wang is a graduate of Harbin Medical University, a prestigious and nationally recognized medical school in China.

Yanhua Liu has been Weikang’s Chief Accountant and Chief Financial Officer since 2005. Ms. Liu is well-versed in financial and accounting matters, having been a certified public accountant in China for over 20 years. Prior to joining Weikang, Ms. Liu was the Chief Financial Officer of Harbin Hexin Group Co., Ltd. from 2002 to 2005. Ms. Liu is a graduate of Heilongjiang Agricultural and Mechanical College with bachelor’s degree in finance.

Wei Wang has extensive business management experience, having been the Deputy General Manager in charge of Management and Distribution at Heilongjiang Weikang Pharmaceutical Co., Ltd. since its founding in 2002. Before then, Ms. Wang was the Sales Director at Harbin No. 8 Department Store. Ms. Wei is a graduate of Heilongjiang No. 2 Professional Technical School.

Guangxin Wang is presently a researcher with Heilongjiang University Software Institute, a position he has held since 2004. Mr. Guangxin Wang has a master’s degree in software engineering from Heilongjiang University, and has also pursued scholarship-based advanced studies in Japan.

Yuangyuan Jing has been the Administrative Director of Weikang since she joined the company in 2005. Ms. Jing has extensive administrative experience, having been the Chief Administrator of Huawai Technologies Co., Ltd., a global leading provider of next generation telecommunications networks, from 2002 to 2005. Ms. Jing has a master’s degree in international business from the University of International Business and Economics in Beijing.

Weili Wang has been a business entrepreneur for many years, both as the founder of Guandali Technology Group in China in 1992 and as a private consultant advising Chinese companies on foreign trading. After she immigrated permanently to the United States in 1999, Ms. Wang continued as a private entrepreneur conducting trades between the United States and China. Ms. Wang is a 1989 graduate of Beijing Foreign Language University with a bachelor’s degree in business.

Audit, Nominating and Compensation Committees

Due to our lack of operations and size, we have not designated an audit committee. Furthermore, we are currently quoted on the OTC Bulletin Board, which is sponsored by the NASD, under the symbol “WKBT.OB” and the OTCBB does not have any listing requirements mandating the establishment of any particular committees. Our board of directors acts as our audit committee and performs equivalent functions, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors’ independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. For these same reasons, we did not have any other committees during fiscal 2009.

Our board believes that, considering our size and the members of our board, decisions relating to director nominations can be made on a case-by-case basis by all members of the board without the formality of a nominating committee or a nominating committee charter. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

The board does not have an express policy with regard to the consideration of any director candidates recommended by shareholders since the board believes that it can adequately evaluate any such nominees on a case-by-case basis. The board will evaluate shareholder-recommended candidates under the same criteria as internally generated candidates. Although the board does not currently have any formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important, as would the ability to attend and prepare for board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the board of directors.

    We have not received any recommendations for a director nominee from any shareholder.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is being designed with the intent to deter wrongdoing, and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications made by us

•          Compliance with applicable governmental laws, rules and regulations. The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•          Accountability for adherence to the code

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the SEC. Specific due dates for these reports have been established, and we are required to report, in our annual report on Form 10-K, any failure to comply therewith during the fiscal year then ended. We believe that all of these filing requirements were satisfied by our executive officers, directors and by the beneficial owners of more than 10% of our common stock. In making this statement, we have relied solely on copies of any reporting forms received by us, and upon any written representations received from reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) was required to be filed under applicable rules of the SEC.

DIRECTOR AND EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years.

Summary Compensation Table

 The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to us for the prior fiscal years ended December 31, 2009, 2008 and 2007, of those persons who were either the chief executive officer during the last completed fiscal year or any other compensated executive officers as of the end of the last completed fiscal year, and whose compensation exceeded $100,000 for those fiscal periods.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Yin WangChief Executive Officer and Chairman	2009	0	0	0	0	0	0	0	4,000
	2008	4,000	0	0	0	0	0	0	4,000
	2007	4,000	0	0	0	0	0	0	4,000
Yanhua LiuChief Financial Officer and Director	2009	0	0	0	0	0	0	0	3,000
	2008	3,000	0	0	0	0	0	0	3,000
	2007	3,000	0	0	0	0	0	0	3,000
Wei Wang Director	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0
Guangxin WangDirector	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0
Yuanyuan JingDirector	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0
Weili Wang Director	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Outstanding Equity Awards at Fiscal Year-End

There are no unexercised options, unvested stock awards or equity incentive plan awards for any of the above-named executive officers outstanding as of December 31, 2009

Compensation of Directors

We did not pay any compensation to our directors for any services provided as a director during the year ended December 31, 2009. There are no other formal or informal understandings or arrangements relating to compensation.

Employment Agreements, Termination of Employment, and Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest. There are no transactions presently proposed, except as follows:

1.  Due from Weikang’s Management and Other Income – Lease income

At December 31, 2008, due from management represented lease payments received by Weikang’s CEO on behalf of Weikang for leasing out to a third party the workshop of manufacturing royal jelly and the right to use its technology for manufacturing royal jelly for the period from January 1, 2008 through June 30, 2010.  During 2008, Weikang’s CEO received lease income of $1,007,919 (RMB 7,000,000) and prepaid lease payment of $219,472 (RMB 1,500,000) on behalf of the Company.

Other income consisted of income for leasing out to a third party the workshop of manufacturing royal jelly and the right to use the technology for manufacturing royal jelly for the period from January 1, 2008 to June 30, 2010.  Total lease payment will be received from leasing out the workshop for the lease term is 7,500,000 RMB, and 10,000,000 RMB from leasing out the use right of the technology.  During 2008, Weikang’s CEO received lease income on behalf of the Company for $1,007,919 (RMB 7,000,000, of which, 3,000,000 RMB was from leasing out the workshop and 4,000,000 RMB was from leasing out the use right).

At December 31, 2007, due from management represents payments received by Weikang’s management on behalf of Weikang from Weikang’s dealers net of payments made for purchases made by the management on behalf of Weikang.  The transactions were recorded in the officer’s personal bank account.  During the four months ended December 31, 2007 since the acquisition of Heilongjiang Weikang by Sinary, $687 sales receipts were deposited into the officer’s personal bank cards, and $608,503 purchase payments were made from the same bank cards.

2.  Due from Related Party

At December 31, 2007, due from related party of $135,777 represented accounts receivable arising from sales made to a related company owned by the Company’s chief executive officer. Sales to this related party during the four months ended December 31, 2007 since the acquisition of Heilongjiang Weikang by Sinary was approximately $92,000.

3.  Sales to Related Party

Our largest customer, Weikang Pharmaceutical Group Co., Ltd., is owned by Mr. Yin Wang, our current chief executive officer and chairman of the board of directors. Mr. Wang was also a shareholder of Heilongjiang Weikang Bio-Technology Group Co., Ltd., our Chinese operating company, before the company was acquired by Sinary.

During 2008 and the four months ended December 31, 2007, the Company sold goods  for $1,081,000 and $213,000, respectively, to another related company owned by the Company’s chief executive officer. The receivables from this related party was $0 as of December 31, 2008 and 2007.

4.  Advance from Officer and Other Expense

Advance from officer and other expense represented the payment of $650,000 made by an officer of Heilongjiang Weikang on behalf of Sinary to certain former shareholders of the Company in connection with the reverse acquisition between the Company and Sinary on December 7, 2007. The advance from officer bears no interest and is payable on demand.

Indemnification Agreements

None.

Director Independence

None of the members of the board of directors is “independent” as defined under the rules of the NASDAQ Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of January 31, 2010 regarding the beneficial ownership of stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the Company’s outstanding stock; (b) each director; (c) the Company’s chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 27,784,388 shares of common stock outstanding, as of January 31, 2010.  Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

OFFICERS, DIRECTORS AND BENEFICIAL OWNERS, AS OF JANUARY 31, 2010

Title of Class	Name & Address of Beneficial Owner(1)	Amount & Nature of Beneficial Owner	% of Class(2)

Common Stock,	Weili Wang	24,725,200	89%
$.00001 par value	18138 Via Calma
	Rowland Heights, CA 91758
Common Stock,	All directors and executive officers as a group (three	24,725,200	89%
$.00001 par value	persons)

Common Stock,	Opus Holdings Three, LP	1,676,470	6%
$.00001 par value	4400 Post Oak Parkway, Ste. 1500	(3)
	Houston, TX 77027

(1)  Unless stated otherwise, the business address for each person named is c/o Weikang Bio-Technology Group Co., Inc.

(2)  Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3) This amount includes 500,000 shares which may be purchased pursuant to currently exercisable warrants.

DESCRIPTION OF SECURITIES

Description of Capital Stock

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value. As of December 31, 2009, 25,486,800 shares of our common stock were outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment to our creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, no shares of which were issued and outstanding as of December 31, 2009.

Our Certificate of Incorporation authorizes our board to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Registration Rights

On January 20, 2010, the Company entered into a Subscription Agreement with three “accredited” investors.   Pursuant to the Subscription Agreement, the investors purchased 1,470,588 shares of the Company’s common stock at $1.70 per share. Pursuant to the Subscription Agreement, the Company has agreed to file a resale Registration Statement on Form S-1 by April 9, 2010 registering the investor shares of common stock and the shares of common stock issuable under warrants issued to the investors with the Securities and Exchange Commission.   In the event the Company has not filed the Registration Statement by the required filing date, or the Registration Statement is not declared effective by the SEC by 120 days after the required filing date, the Company has agreed to pay liquidated damages to each investor, at a rate per month equal to 0.50% of the total purchase price of the shares purchased by such investor pursuant to the Subscription Agreement.  In no event, however, may the penalties exceed 9% in the aggregate of such total purchase price.

Resale of Restricted Securities

Rule 144. Rule 144 provides an exemption from registration under the Securities Act of 1933 for sales by holders of "restricted securities" (i.e., securities acquired directly or indirectly from the issuer or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering) and for sales of "control securities" (i.e., securities held by affiliates, regardless of how they acquired them).

In February 2008, amendments to Rule 144 under the Securities Act of 1933 that substantially liberalized the rules governing the resale of securities issued in private transactions or held by affiliates became effective. The amendments shortened the holding periods for restricted securities of public companies, significantly reduced the conditions applicable to sales of restricted securities by non-affiliates, and modified other aspects of the rules.

Under amended Rule 144, holders of restricted securities of reporting companies (i.e., companies that have been subject to public reporting requirements for at least 90 days before the sale) are able to sell their securities after holding them for only six months, subject to specified conditions. Sales under Rule 144 may also limited by manner of sale provisions and notice requirements and to the availability of current public information about the combined company.

Sales by Non-Affiliates under Rule 144

After six months but prior to one year from the date of acquisition of securities from the issuer or an affiliate of the issuer, non-affiliates of reporting companies may resell those securities under Rule 144 subject only to the current public information requirement described below. They will not have to file a Form 144, follow manner-of-sale requirements, or stay within the volume limitations. After holding securities for one year, non-affiliates of both reporting and non-reporting companies may resell those securities freely without any additional conditions under Rule 144.

Sales by Affiliates

In general, affiliates are subject to all of the requirements under Rule 144.

·
Current public information. There must be adequate current public information available about the issuer. Reporting companies must have been subject to public reporting requirements for at least 90 days immediately before the Rule 144 sale and must have filed all required reports (other than Forms 8-K) during the 12 months (or shorter period that the company was subject to public reporting) before the sale. For non-reporting companies (including companies that have been subject to the public reporting requirements for less than 90 days), certain other specified public information must be available.

·
Holding period. Restricted securities must be held for at least six months before they may be sold (securities issued in registered transactions are not subject to a holding period). The holding period for restricted securities of non-reporting companies is one year.

·
Volume limitations. For equity securities, in any three-month period, resales may not exceed a sales volume limitation equal to the greater of (i) the average weekly trading volume for the preceding four calendar weeks, or (ii) one percent of the outstanding securities of the class.  The volume limitations for debt securities permits the sale of up to 10% of a tranche or class of debt securities in any three-month period.

·
Manner-of-sale requirements. Resales of equity securities must be made in unsolicited "brokers' transactions" or transactions directly with a "market maker" and must comply with other specified requirements.  Equity securities may be sold in "riskless principal transactions" (in addition to "brokers' transactions" and transactions directly with a "market maker").

·	Filing of Form 144. The seller must file a Form 144 if the amount of securities being sold in any three-month period exceeds the lesser of 5,000 shares or $50,000 in aggregate sales price.

Nevada Law

Some provisions of Nevada law and our Certificate of Incorporation and amended and restated bylaws could make the following transactions more difficult:

·	acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

·	removal of our incumbent officers and directors.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Under the NRS, amendments of a company's articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote on the amendment, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of shares of that class or series or would adversely affect the rights, powers or preferences of that class or series, a majority of the outstanding stock of that class or series also would be required to approve the amendment.

Under the NRS, a special meeting of shareholders can be called by a company's board of directors or by any person or persons as may be authorized by the corporation's articles of incorporation or bylaws. The NRS permit corporate action without a meeting of shareholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the articles of incorporation or bylaws expressly provide otherwise. Under the NRS, any director may be removed by the vote of shareholders representing not less than two-thirds of the voting power entitled to vote.

The NRS provides that any merger, consolidation or share exchange of a Nevada corporation, as well as the sale, lease, exchange or disposal of all or substantially all of its assets not in the ordinary course of business, generally must be recommended by the Board and approved by a vote of a majority of the outstanding shares of stock of the corporation entitled to vote on such matters, unless the articles of incorporation provides otherwise. Under the NRS, the vote of the shareholders of a corporation surviving a merger is not required if: (a) the articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger; (b) each stockholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

The NRS provides that any person who has been a shareholder of record for at least six months preceding his demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5 percent of all of the Company’s outstanding shares is entitled to inspect the corporation's stock ledger, articles of incorporation, bylaws and any amendments to the articles of incorporation and bylaws.

Anti-Takeover Implications

Nevada, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate articles of incorporation or bylaws or otherwise, which measures are designed to reduce a corporation's vulnerability to unsolicited takeover attempts. The reincorporation is not being proposed in order to prevent such a change in control, nor is it in response to any present attempt known to the board of directors to acquire control of the Company or to obtain representation on the board of directors.

In the discharge of its fiduciary obligations to its shareholders, the board of directors has evaluated the Company's vulnerability to potential unsolicited bidders. In the course of such evaluation, the board of directors of the Company may consider in the future certain defensive strategies designed to enhance the Board's ability to negotiate with an unsolicited bidder. These strategies include, but are not limited to, the adoption of a shareholder rights plan and severance agreements for its management and key employees that become effective upon the occurrence of a change in control of the Company. None of these measures has been implemented by the Company under Nevada law.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Warrants

At January 31, 2010, the following warrants were outstanding:

Investor Warrants
·
Warrants to purchase 312,500 shares of common stock at an initial exercise price of $3.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

·
Warrants to purchase 312,500 shares of common stock at an initial exercise price of $5.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Other Warrants
·
Warrants to purchase 73,528 shares of common stock at an initial exercise price of $3.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

·
Warrants to purchase 73,528 shares of common stock at an initial exercise price of $5.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “WKBT.”

SELLING STOCKHOLDERS

The following table sets forth as of  January 31, 2010, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the resales.  In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. No Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.  Each of the Selling Stockholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares	%		Shares	%

Opus Holdings Three, LP (3)	1,676,470	6	1,676,470	0	*
Joseph R. Lee (4)	209,559	*	209,559	0	*
Lee Bear, LLC (5)	209,559	*	209,559	0	*

Total	2,095,588	7.5%	2,095,588	0	*	%

* Less than one percent
.
(1)
This table is based upon information supplied by the selling shareholder. The number and percentage of shares beneficially owned are based on an aggregate of 27,784,388 shares of our common stock outstanding as of January 31, 2010.

(2)
Because the selling shareholder identified in this table may sell some, all or none of the shares owned by it that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholder will sell all of the shares beneficially owned by it.

(3)	This amount includes 500,000 shares which may be purchased pursuant to currently exercisable warrants.

(4)	This amount includes 62,500 shares which may be purchased pursuant to currently exercisable warrants.

(5)	This amount includes 62,500 shares which may be purchased pursuant to currently exercisable warrants.

On January 20, 2010, Weikang entered into a Subscription Agreement with the three “accredited” investors listed above; pursuant to which, the investors purchased 1,470,588 shares of the Company’s common stock at $1.70 per share; warrants to purchase an aggregate of 312,500 shares at $3.00 per share and warrants to purchase an aggregate of 312,500 shares at $5.00 per share. The Company raised $2,500,000 in gross proceeds and received net proceeds from the financing of approximately $2,052,500, after placement agent fees and other offering expenses.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

·	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it is the view of the SEC that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC.  If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Nevada General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The rights of our shareholders are governed by Weikang's articles of incorporation and bylaws and the Nevada Revised Statutes (or NRS). The summary below is not an exhaustive or a complete description of the matters described, and is qualified in its entirety by reference to the NRS, the Company’s articles of incorporation, as amended and restated, and bylaws. The Company's articles of incorporation, as amended and restated, and its bylaws are available for inspection and copying upon request by any shareholder.

The NRS has provisions and limitations regarding directors' liability. The NRS permit a corporation to include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. Under the NRS, the limitation of liability is for other than acts or omissions that involve a breach of fiduciary duty by the director to the Company and that involve intentional misconduct, fraud, or a knowing violation of law.

The NRS generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination, by a majority of the disinterested directors, even though less than a quorum; by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or by a majority vote of the shareholders, at a meeting at which a quorum is present.

The NRS requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the NRS, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

With respect to the advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding, under the NRS, the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by The Crone Law Group, San Francisco, California. The Crone Law Group holds 7,000 shares of common stock of Weikang.

EXPERTS

The consolidated financial statements of our company as of December 31, 2008 and 2007 included in this prospectus have been audited by Goldman Parks Kurland Mohidin LLP, Independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC. AND SUBSIDIARIES

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2009	2008
	(UNAUDITED)	(AUDITED)

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$8,708,443	$16,927
Accounts receivable	329,477	-
Advances to suppliers and other receivables	126,248	41,697
Inventory	498,491	151,942
Due from management	65,417	1,243,672

Total current assets	9,728,076	1,454,238

NONCURRENT ASSETS
Property and equipment, net	10,404,658	11,098,046
Intangible assets	12,072,638	12,214,405

Total noncurrent assets	22,477,296	23,312,451

TOTAL ASSETS	$32,205,371	$24,766,689

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$13,948	$12,996
Unearned revenue	4,803	224,271
Taxes payable	1,471,158	1,250,087
Accrued liabilities and other payables	7,634,384	11,434,937
Advance from officer	650,000	650,000

Total current liabilities	9,774,293	13,572,291

CONTINGENCIES AND COMMITMENTS

DEFERRED TAX LIABILITY, NET	3,475,868	3,551,025

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value; authorized shares
100,000,000; issued and outstanding 25,479,800 and 25,479,800 shares at September 30, 2009 and December 31, 2008, respectively	255	252
Additional paid in capital	127,245	(252)
Statutory reserve	923,235	512,637
Accumulated other comprehensive income	841,326	823,151
Retained earnings	17,063,150	6,307,585

Total stockholders' equity	18,955,211	7,643,373

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,205,371	$24,766,689

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	NINE MONTHS ENDED		THREE MONTHS ENDED
	SEPTEMBER 30, 2009	SEPTEMBER 30, 2008	SEPTEMBER 30, 2009	SEPTEMBER 30, 2008

Net sales	$34,534,249	$6,651,947	$11,227,275	$3,452,049

Cost of goods sold	15,803,400	2,214,935	5,238,634	1,048,897

Gross profit	18,730,849	4,437,012	5,988,642	2,403,152

Operating expenses
Selling expenses	1,569,270	18,242	651,056	12,683
General and administrative expenses	939,378	569,472	191,622	201,609
Research and development expense	1,937,928	-	-	-

Total operating expenses	4,446,576	587,714	842,678	214,292

Income from operations	14,284,274	3,849,298	5,145,964	2,188,860

Non-operating income (expenses)
Interest income	5,584	198	3,968	31
Financial expense	(1,275)	(4,473)	(403)	(3,868)
Other income	778,094	343	256,181	343
Other expenses	(47,204)	(716)	(12,643)	(8)

Total non-operating income (expenses)	735,200	(4,648)	247,104	(3,502)

Income before income tax	15,019,473	3,844,650	5,393,068	2,185,358

Income tax	3,853,312	352,255	1,414,837	352,255

Net income	11,166,161	3,492,395	3,978,231	1,833,103

Other comprehensive income
Foreign currency translation gain	18,175	633,512	11,030	76,268

Comprehensive Income	$11,184,336	$4,125,907	$3,989,261	$1,909,371

Basic and diluted weighted average shares outstanding	25,339,690	25,479,800	25,339,690	25,229,800

Basic and diluted net earnings per share	$0.44	$0.14	$0.16	$0.07

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	NINE MONTHS ENDED
	SEPTEMBER 30, 2009	SEPTEMBER 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,166,161	$3,492,395
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	881,636	333,702
Stock issued for consulting expenses	127,500	-
Changes in deferred tax	(78,033)	-
(Increase) decrease in current assets:
Accounts receivable	(329,328)	(612,712)
Advances to suppliers and other receivables	(103,775)	14,097
Inventory	(346,268)	20,751
Increase (decrease) in current liabilities:
Accounts payable	942	12,138
Unearned revenue	(219,552)	4,697
Accrued liabilities and other payables	6,024	3,897
Taxes payable	219,946	429,827

Net cash provided by operating activities	11,325,254	3,698,792

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(27,751)	(34,616)
Construction in progress	-	(44,022)

Net cash used in investing activities	(27,751)	(78,638)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of business	(3,812,466)	(4,868,967)
Cash acquired at purchase of business	-	10,176
Changes in due from management	1,198,035	2,459,922
Changes in due from related party	-	(234,408)

Net cash used in financing activities	(2,614,430)	(2,633,277)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	8,443	31,880

INCREASE IN CASH & CASH EQUIVALENTS	8,691,516	1,018,757

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	16,927	117,240

CASH & CASH EQUIVALENTS, END OF PERIOD	$8,708,443	$1,135,997

Supplemental Cash flow data:
Income tax paid	$3,318,514	$-
Interest paid	$-	$-

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008 (AUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Weikang Bio-Technology Group Co., Inc., a Nevada corporation (“Weikang” or “the Company) was incorporated on May 12, 2004 in Florida as Expedition Leasing, Inc. (“Expedition”). The Company reincorporated to Nevada and changed to its present name on July 12, 2008, pursuant to a merger with Weikang, a wholly-owned subsidiary, with Weikang as the surviving entity. The Company is engaged in the development, manufacture and distribution of Traditional Chinese Medicine ("TCM") through its indirect wholly-owned operating subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (“Heilongjiang Weikang”) in the People’s Republic of China (“PRC” or “China”).

On December 7, 2007, the Company (as Expedition) entered into an exchange agreement with Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (“Sinary”) and its sole shareholder (the “Sinary Stockholder”), pursuant to which the Company issued 24,725,200 shares of its common stock to the Sinary Stockholder for all of the issued and outstanding common shares of Sinary. Concurrently, Sinary paid $650,000 to certain former shareholders of the Company, who surrendered 24,725,200 shares of the Company’s common stock held by them to the Company for cancellation. As a result, the Sinary Stockholder currently owns 98% of the Company. On the Closing Date, Sinary became a wholly-owned subsidiary of the Company.

Prior to the acquisition of Sinary, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization, and pro forma information is not presented. Transaction costs incurred in the reverse acquisition were expensed.

Sinary was incorporated under the laws of the State of Nevada on August 31, 2007. On October 25, 2007, Sinary entered into an equity interests transfer agreement with the stockholders of Heilongjiang Weikang, a limited liability company in the PRC, to acquire 100% of the equity interests of Heilongjiang Weikang for 57 million Renminbi (“RMB”), or approximately 7.6 million US dollars.

Heilongjiang Weikang was incorporated in the Heilongjiang Province, PRC on March 29, 2005, and was formerly known as Heilongjiang Province Weikang Bio-Engineering Co., Ltd. Heilongjiang Weikang is engaged in development, manufacture and distribution of Traditional Chinese Medicine ("TCM") in the PRC.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a Chinese limited liability company, for $15,000,000 (the “Consideration”), pursuant to a stock transfer agreement entered into on June 30, 2008 by and among the Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders: Beijing Shiji Qisheng Trading Co., Ltd., a Chinese limited liability company (“Shiji Qisheng”) and Tri-H Trade (U.S.A.) Co., Ltd., a California corporation (“Tri-H”, and together with Shiji Qisheng collectively as the “Selling Shareholders”).

Tianfang was incorporated in the Guizhou Province, PRC in 1998. Tianfang is engaged in the development, manufacture and distribution of OTC Pharmaceuticals.  The Company believes its market share can be expanded to the southern part of China through the acquisition of Tianfang.

The unaudited financial statements were prepared by the Company pursuant to the rules and regulations of the SEC. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally presented in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s 2008 audited financial statements. The results for the nine months ended September 30, 2009 do not necessarily indicate the results for the full year ended December 31, 2009.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sinary, and the results of operations of Weikang, Sinary’s wholly-owned subsidiary;, Tianfang, Weikang’s wholly-owned subsidiary from the date of acquisition (August 1, 2008). All significant inter-company accounts and transactions were eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. There was no bad debt allowance recorded based on the Company’s past payment collection experience.

Inventory

Inventories are valued at a lower cost or market with cost determined on a moving weighted average basis. Costs of work in progress and finished goods comprise direct material, direct production cost and an allocated portion of production overheads.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for all assets with estimated lives ranging from 3 to 20 years as follows:

Building	20 years
Vehicle	5 years
Office Equipment	3-7 years
Production Equipment	3-10 years

Land Use Right

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison between the carrying amount of an asset and the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is the amount that the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined by the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of September 30, 2009 and December 31, 2008, there were no significant impairments of its long-lived assets.

Income Taxes

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in FASB ASC Topic 740,  which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are considered as the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes at inception of the business (codified in FASB ASC Topic 740) on August 31, 2007.  Based on FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. Based on FIN 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interests associated with unrecognized tax benefits are classified as interest expenses and penalties are classified in selling, general and administrative expenses in the statements of income.  At September 30, 2009 and December 31, 2008, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008 (AUDITED)

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104, codified in FASB ASC Topic 480.  Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all the relevant criteria for revenue recognition is met are recorded as unearned revenue.

Sales revenue represents the invoiced value of goods, which is subject to net of value-added tax (“VAT”). All of the Company’s products are sold in the PRC and are subject to Chinese value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their end product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.  VAT taxes are not affected by the income tax holiday.

Sales returns and allowances was $0 for the nine and three months ended September 30, 2009 and 2008. The Company does not provide unconditional right of return, price protection or any other concessions to its dealers or other customers.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower cost or market is also recorded in cost of goods sold.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collecting risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the overall performance of the PRC’s economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” codified in FASB ASC Topic 230, cash flows from the Company's operations are calculated based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet. Cash flows from operating, investing and financing activities exclude the effect of the acquisition of Tianfang in 2008.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” codified in FASB ASC Financial Instruments, Topic 825, requires the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Fair Value Measurements

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” codified in FASB ASC Financial Instruments, Topic 820. SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures.  The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of September 30, 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".

Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS No 130, “Reporting Comprehensive Income,” codified in FASB ASC Topic 220. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except the changes in paid-in capital and distributions to stockholders due to investments by stockholders. Comprehensive income for the nine and three months ended September 30, 2009 and 2008 included net income and foreign currency translation adjustments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123,” codified in FASB ASC Topic 718. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the nine and three months ended September 30, 2009 and 2008, the Company did not have any dilutive securities.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company.

 SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. The Company has one reportable business segment. All of the Company's assets are located in the PRC.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008 (AUDITED)

Research and Development

Research and development costs are related primarily to the development of new nutritional and health supplements products. Research and development costs are expensed as incurred. For the nine and three months ended September 30, 2009, the research and development expense was $1,939,000. For the nine and three months ended September 30, 2008, research and development expense was $0.

On January 20, 2009, the Company made an agreement with Botany medicine research center of Northeast Forestry University (“the University”) to develop certain new medicine and health supplemental products.  The Company is responsible for funding the research and development expense and project examination and registration fee of RMB 15,000,000 (or $2,195,000). According to the contract, upon successful completion of the research by the University, the Company is required to pay 85% of total fund to the University and will own the rights to the research findings, and is required to pay the remaining 15% upon registration and approval of the researching findings from State Food and Drug Administration and Department of Public Health of Heilongjiang Province.  The Company is responsible for registration of the research findings and getting approval from related authorities.  In case the registration application is not approved by the authorities, the Company will not be entitled to the refund of the amount it already paid and will not be required to pay the remaining 15% or RMB 2,300,000 ($336,000). During the second quarter of 2009, the research and development of the new medicine and health supplemental products was completed successfully. During the term of the contract, the Company paid RMB 12,700,000 (or $1,859,000) to the University and obtained the ownership rights of the research findings.  The Company is registering the research findings with the related authorities. The Company recorded the payment for the R&D project as R&D expense.

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current year.

New Accounting Pronouncements

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through November 18, 2009.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008 (AUDITED)

3. INVENTORY

Inventory at September 30, 2009 and December 31, 2008 was as follows:

	2009	2008

Raw materials	$153,475	$33,676
Packing materials	62,676	22,409
Finished goods	282,340	95,857

Total	$498,491	$151,942

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at September 30, 2009 and December 31, 2008:

	2009	2008

Building	$8,250,431	$8,244,669
Building improvements	912,208	911,462
Production equipment	2,332,685	2,319,654
Office furniture and equipment	183,088	179,752
Vehicles	118,545	118,448
	11,796,957	11,773,985
Less: Accumulated depreciation	(1,392,299)	(675,939)
	$10,404,658	$11,098,046

Depreciation for the nine months ended September 30, 2009 and 2008 was $730,000 and $291,000, respectively; and for the three months ended September 30, 2009 and 2008 was $244,000 and $153,000, respectively.

5. ADVANCES TO SUPPLIERS AND OTHER RECEIVABLES

Advances to suppliers represented prepayment for the raw material.  Other receivables represented cash advances to employees and sales representatives for normal business purposes such as advances for traveling expense.

6. RELATED PARTY TRANSACTIONS

Due from Management

At September 30, 2009, due from management represented advance payment of $65,417 to one of the Company’s officers for his paying certain expenses relating to the Company’s daily operations.

At December 31, 2008, due from management represented lease payments received by Weikang’s CEO on behalf of Weikang for leasing out to a third party the workshop of manufacturing the royal jelly and the right to use its technology for manufacturing the royal jelly for the period from January 1, 2008 through June 30, 2010.  During 2008, Weikang’s CEO received lease income of approximately $1,008,000 (RMB 7,000,000) and prepaid lease payment of approximately $219,000 (RMB 1,500,000) on behalf of the Company.

Advance from Officer

Advance from officer represented the payment of $650,000 made by an officer of Heilongjiang Weikang on behalf of Sinary to certain former shareholders of the Company in connection with the reverse acquisition between the Company and Sinary on December 7, 2007. The advance from officer bears no interest and payable on demand.

7. INTANGIBLE ASSETS

Intangible assets consisted of the following at September 30, 2009 and December 31, 2008:

	2009	2008

Land use right	$8,730,564	$8,723,411
Goodwill arising from acquisition of Tianfang	3,581,294	3,578,359
Software	7,215	7,209
	12,319,073	12,308,979
Less: Accumulated amortization	(246,435)	(94,574)
	$12,072,638	$12,214,405

All land in the PRC is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company has the right to use the land for 50 years and amortizes the right on a straight-line basis for 50 years.

Amortization for the nine months ended September 30, 2009 and 2008 was $152,000 and $41,000, respectively. Amortization for the three months ended September 30, 2009 and 2008 was $51,000 and $35,000, respectively. Amortization for the next five years from September 30, 2009 is expected to be $204,000, $204,000, $204,000, $204,000 and $204,000 respectively.

8. MAJOR CUSTOMERSAND VENDORS

There were no customers which accounted for over 10% of the Company’s sales for the nine and three months ended September 30, 2009.

Five and three customers which are dealers for the Company collectively accounted for 70% and 32% of the Company’s sales for the nine and three months ended September 30, 2008, respectively.  These customers accounted for about 18%, 16%, 13%, 12% & 11% of the sales for the nine months ended September 30, 2008, respectively. Three customers accounted for about 11%, 11%, and 10% of the sales for the three months ended September 30, 2008, respectively. At September 30, 2008, the total receivable balance due from these five customers was $0.

Three vendors collectively provided approximately 41% and 49% of the Company’s purchase of raw materials for the nine and three months ended September 30, 2009, respectively.  Each vendor accounted for 19%, 12%, and 10% of the purchases for the nine months ended September 30, 2009, and 26%, 12%, and 12% for the three months ended September 30, 2009, respectively. The Company did not have accounts payable to these vendors at September 30, 2009.

Five and one vendor collectively provided 57% and 10% of the Company’s purchase of raw materials for the nine and three months ended September 30, 2008, respectively. These vendors counted for about 13%, 12%, 11%, 11%, and 10% of the purchases for the nine months ended September 30, 2008, respectively. The Company did not have accounts payable to these vendors at September 30, 2008.

WEIKANG BIO-TECHNOLOGY GROUP CO, INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008 (AUDITED)

9. TAXES PAYABLE

Taxes payable consisted of the following at September 30, 2009 and December 31, 2008:

	2009	2008
Income tax payable	$995,065	$381,659
Value added tax payable	445,579	306,012
Individual income tax withholding payable	23	504,123
Sales tax payable	16,474	51,210
Other taxes	14,017	7,083
	$1,471,158	$1,250,087

10. OTHER PAYABLES

At September 30, 2009, other payables mainly consisted of approximately $7.62 million that Sinary was obligated to pay to Heilongjiang Weikang’s former owners within one year from the closing of the acquisition of Heilongjiang Weikang. This payable does not bear any interest, and has been renewed to June 30, 2010.

At December 31, 2008, other payables consisted of $7.62 million purchase price of Heilongjiang Weikang and the unpaid portion of the purchase price of approximately $3.8 million Heilongjiang Weikang was obligated to pay to Tianfang’s former owners within one year from the closing of acquisition date.  The $3.8 million was paid during the first quarter of 2009.

11. DEFFERED TAX LIABILITY, NET

Deferred tax represented differences between the tax bases and book bases of property, equipment and land use right.

At September 30, 2009 and December 31, 2008, deferred tax asset (liability) consisted of the following:

	2009	2008

Deferred tax asset on property and equipment for bases differences	$115,857	$37,758
Deferred tax asset arising from the acquisition of Heilongjiang Weikang	29,616	29,591
Deferred tax liability arising from the acquisition of Tianfang	(3,621,341)	(3,618,374)
Deferred tax liability, net	$(3,475,868)	$(3,551,025)

12. INCOME TAXES

Heilongjiang Weikang and Tianfang are governed by the Income Tax Law of the PRC concerning the private enterprises that are generally subject to tax at a statutory rate of 25% (33% prior to 2008) on income reported in the statutory financial statements after appropriate tax adjustments. Heilongjiang Weikang was exempt from income tax for three years from 2006 to 2008. Tianfang is subject to 25% income tax rate.
Sinary had no operations for the nine months ended September 30, 2009 and 2008.

Foreign pretax earnings approximated $14,892,000 and $3,845,000 for the nine months ended September 30, 2009 and 2008 respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At September 30, 2009, $17,841,000 of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $1,606,000 would have to be provided if such earnings were remitted currently.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine and three months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
US statutory rates	34%	34%	34%	34%
Tax rate difference	(9)%	(9)%	(9)%	(9)%
Effect of tax holiday	-%	(16)%	-%	(9)%
Other			1%
Tax per financial statements	25%	9%	26%	16%

13. STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective on January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is now only required to transfer 10% of its net income, as determined under the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common Welfare Fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

14. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’ s operations may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be conducted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

15. ACQUISITION OF TIANFANG AND UNAUDITED PRO FORMA INFORMATION

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang for $15,000,000 (RMB 102,886,500).  For convenience of reporting the acquisition for accounting purposes, August 1, 2008 was designated as the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed of Tianfang, at the date of acquisition.   The total consideration for acquisition exceeded fair value of the net assets acquired by $3,565,578. The excess was recorded as goodwill.

Cash	$10,146
Accounts receivable	388,641
Other receivables	3,988
Inventory	45,161
Property and equipment	7,194,302
Land use right	8,117,686
Goodwill	3,565,578
Tax payable	(498,259)
Advances from shareholder	(221,794)
Deferred tax liability	(3,605,449)
Purchase price	$15,000,000

The intangible asset, which is principally land use rights, is being amortized over 50 years.

The following unaudited pro forma consolidated results of continuing operations for Heilongjiang Weikang and Tianfang for the nine months ended September 30, 2008 presents the operations of Heilongjiang Weikang and Tianfang as if the acquisitions occurred on January 1, 2008.  The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

Pro forma
Net Revenue	$7,765,940
Cost of Revenue	2,833,037
Gross Profit	4,932,903
Operating expenses:
Selling expenses	22,182
General and administrative expenses	880,168
Total operating expenses	902,350
Income from operations	4,030,553
Total non-operating expenses	(5,361)
Income before income tax	4,025,192
Income tax	397,547
Net income	$3,627,645

Basic and diluted weighted average shares outstanding	25,229,800
Basic and diluted net earnings per share	$0.14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders
Weikang Bio-Technology Group Company, Inc.

We have audited the consolidated balance sheet of Weikang Bio-Technology Group Company, Inc. and subsidiaries (Formerly known as Expedition Leasing, Inc.).  (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, shareholders equity (deficiency) and cash flows for the year ended December 31, 2008 and for the period from inception( August 31, 2007 ) to December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the year ended December 31, 2008 and for the period from inception (August 31, 2007) to December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Goldman Parks Kurland Mohidin LLP
Encino, California
March 1, 2009

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$16,927	$117,240
Accounts receivable	-	25,711
Advances to suppliers and other receivables	41,697	139,115
Inventory	151,942	199,160
Due from management	1,243,672	2,818,265
Due from related party	-	135,777

Total current assets	1,454,238	3,435,268

NONCURRENT ASSETS
Property and equipment, net	11,098,046	3,771,188
Construction in progress	-	275,832
Intangible assets	12,214,405	538,355
Deferred tax asset	-	27,726

Total noncurrent assets	23,312,451	4,613,101

TOTAL ASSETS	$24,766,689	$8,048,369

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$12,996	$24,417
Unearned revenue	224,271	-
Taxes payable	1,250,087	-
Accrued liabilities and other payables	11,434,937	7,627,907
Advance from officer	650,000	650,000

Total current liabilities	13,572,291	8,302,324

CONTINGENCIES AND COMMITMENTS

DEFERRED TAX LIABILITY	3,551,025	-

STOCKHOLDERS' EQUITY
Common stock, $.00001 par value; authorized shares 100,000,000; issued and outstanding 25,229,800 shares	252	252
Additional paid in capital	(252)	(252)
Statutory reserve	512,637	19,961
Accumulated other comprehensive income	823,151	196,432
Retained earnings (accumulated deficit)	6,307,585	(470,348)

Total stockholders' equity	7,643,373	(253,955)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,766,689	$8,048,369

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

	FOR THE YEAR ENDED	FROM INCEPTION AUGUST 31
	DECEMBER 31, 2008	TO DECEMBER 31, 2007

Net sales	$12,852,884	$823,602

Cost of goods sold	4,584,093	390,523

Gross profit	8,268,791	433,079

Operating expenses
Selling expenses	351,840	37,035
General and administrative expenses	857,158	192,587

Total operating expenses	1,208,998	229,622

Income from operations	7,059,793	203,457

Non-operating income (expenses)
Interest income	997	1,169
Financial expense	(4,973)	(1,443)
Other income	1,032,896	-
Other expenses	(69,185)	(653,570)

Total non-operating income (expenses)	959,735	(653,844)

Income (loss) before income tax	8,019,528	(450,387)

Income tax	748,919	-

Net income (loss)	7,270,609	(450,387)

Other comprehensive income (loss)
Foreign currency translation gain	626,719	196,432

Comprehensive Income (loss)	$7,897,328	$(253,955)

Basic and diluted weighted average shares outstanding	25,229,800	24,822,865

Basic and diluted net earnings per share	$0.29	$(0.02)

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM INCEPTION (AUGUST 31, 2007) TO DECEMBER 31, 2008

	Common Stock Shares	Amount	Additional paid in capital	Statutory reserves	Other comprehensive income	Retained Earnings / (Accumulated Deficit)	Total

Balance at August 31, 2007	24,725,200	$247	$(247)	$-	$-	$-	$-

Recapitalization on reverse acquisition	504,600	5	(5)	-	-	-	-

Net loss for the period	-	-	-	-	-	(450,387)	(450,387)

Transfer to statutory reserves	-	-	-	19,961	-	(19,961)	-

Foreign currency translation gain	-	-	-	-	196,432	-	196,432

Balance at December 31, 2007	25,229,800	$252	$(252)	$19,961	$196,432	$(470,348)	$(253,955)

Net income for the year	-	-	-	-	-	7,270,609	7,270,609

Transfer to statutory reserves	-	-	-	492,676	-	(492,676)	-

Foreign currency translation gain	-	-	-	-	626,719		626,719

Balance at December 31, 2008	25,229,800	$252	$(252)	$512,637	$823,151	$6,307,585	$7,643,373

WEIKANG BIO-TECHNOLOGY GROUP CO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEAR ENDED	FROM INCEPTION AUGUST 31
	DECEMBER 31, 2008	TO DECEMBER 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,270,609	$(450,387)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,338,326	45,269
Changes in deferred tax	(38,104)	-
(Increase) decrease in current assets:
Accounts receivable	416,885	(15,640)
Advances to suppliers and other receivables	113,384	166,588
Inventory	104,205	85,680
Increase (decrease) in current liabilities:
Accounts payable	(12,856)	(63,572)
Unearned revenue	220,706	-
Accrued liabilities and other payables	243	(5,172)
Taxes payable	765,211	(3,956)

Net cash provided by (used in) operating activities	10,178,609	(241,190)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired at purchase of business	10,176	-
Purchase of business	(11,278,744)	-
Acquisition of property & equipment	(808,739)	(10,212)
Construction in progress	-	(269,721)

Net cash used in investing activities	(12,077,307)	(279,933)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in due from management	1,712,790	181,061
Changes in due from related party	(79,890)	(110,368)

Net cash provided by financing activities	1,632,900	70,693

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	165,485	7,130

DECREASE IN CASH & CASH EQUIVALENTS	(100,313)	(443,300)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	117,240	560,540

CASH & CASH EQUIVALENTS, END OF PERIOD	$16,927	$117,240

Supplemental Cash flow data:
Income tax paid	$372,423	$-
Interest paid	$-	$-

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Weikang Bio-Technology Group Co., Inc., a Nevada corporation (“Weikang” or “the Company) was incorporated on May 12, 2004 in the State of Florida as Expedition Leasing, Inc. (“Expedition”). The Company reincorporated to Nevada and changed to its present name on July 12, 2008, pursuant to a merger with Weikang, a wholly owned subsidiary, with Weikang as the surviving entity. The Company is engaged in the development, manufacture and distribution of health and nutritional supplements through its indirect wholly owned operating subsidiary, Heilongjiang Weikang Biotechnology Group Co., Ltd. (“Heilongjiang Weikang”) in the People’s Republic of China (“PRC” or “China”).

On December 7, 2007, the Company (as Expedition) entered into an exchange agreement with Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (“Sinary”) and its sole shareholder (the “Sinary Stockholder”), pursuant to which the Company issued 24,725,200 shares of its common stock to the Sinary Stockholder in exchange for all of the issued and outstanding common shares of Sinary. Concurrently, Sinary paid $650,000 to certain former shareholders of the Company, who surrendered an aggregate of 24,725,200 shares of the Company’s common stock held by them to the Company for cancellation. As a result, the Sinary Stockholder currently owns 98% shares of the Company. Since the Closing Date, Sinary has become a wholly owned subsidiary of the Company.

Prior to the acquisition of Sinary, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction has been treated as a reverse acquisition and a recapitalization, and pro forma information is not presented. Transaction costs incurred in the reverse acquisition have been charged to expense.

Sinary was incorporated under the laws of the State of Nevada on August 31, 2007. On October 25, 2007, Sinary entered into an equity interests transfer agreement with the stockholders of Heilongjiang Weikang, a limited liability company in the PRC, to acquire 100% of the equity interests of Heilongjiang Weikang for 57 million Renminbi (“RMB”), or approximately 7.6 million US dollars.

Heilongjiang Weikang was incorporated in the Heilongjiang Province, PRC on March 29, 2005, and was formerly known as Heilongjiang Province Weikang Bio-Engineering Co., Ltd. Heilongjiang Weikang is engaged in development, manufacture and distribution of health and nutritional supplements in the PRC.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang (Guizhou) Pharmaceutical Co., Ltd. (“Tianfang”), a Chinese limited liability company, for the aggregate purchase price of $15,000,000 (the “Consideration”), pursuant to a stock transfer agreement dated and entered into on June 30, 2008 by and among the Heilongjiang Weikang, Tianfang, and Tianfang’s two shareholders: Beijing Shiji Qisheng Trading Co., Ltd., a Chinese limited liability company (“Shiji Qisheng”) and Tri-H Trade (U.S.A.) Co., Ltd., a California corporation (“Tri-H”, and together with Shiji Qisheng collectively as the “Selling Shareholders”).

Tianfang was incorporated in the Guizhou Province, PRC in 1998. Tianfang is engaged in the development, manufacture and distribution of Chinese herbal extract products and GMP certified western prescriptive medicine.  The Company believes its market share can be expanded to the southern part of China through the acquisition of Tianfang.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sinary, and the results of operations of Weikang, Sinary’s wholly-owned subsidiary;, Tianfang, Weikang’s wholly-owned subsidiary from the date of acquisition (August 1, 2008). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY (CONTINUED)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. There were no allowances for bad debts at December 31, 2008 and 2007.

Inventory

Inventories are valued at a lower cost or market with cost determined on a moving weighted average basis. Costs of work in progress and finished goods comprise direct material, direct production cost and an allocated portion of production overheads.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for all assets with estimated lives ranging from 3 to 20 years as follows:

Building	20 years
Vehicle	5 years
Office Equipment	3-7 years
Production Equipment	3-10 years

Land Use Right

Right to use land is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over 50 years.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison between the carrying amount of an asset and the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is the amount that the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined by the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2008 and 2007, there were no significant impairments of its long-lived assets.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY (CONTINUED)

Income Taxes

The Company uses Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are considered as the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes at inception of the business, August 31, 2007.  Based on FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. Based on Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interests associated with unrecognized tax benefits are classified as interest expenses and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Revenue Recognition

The Company's revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104.  Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all the relevant criteria for revenue recognition is met are recorded as unearned revenue.

Sales revenue represents the invoiced value of goods, which is subject to net of value-added tax (“VAT”). All of the Company’s products are sold in the PRC and are subject to Chinese value-added tax of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their end product. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.  VAT taxes are not affected by the income tax holiday.

Sales returns and allowances was $0 for the four months ended December 31, 2007. The Company does not provide unconditional right of return, price protection or any other concessions to its dealers or other customers.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower cost or market is also recorded in cost of goods sold.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY (CONTINUED)
Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable, other receivables, accounts payable and other payables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collecting risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the overall performance of the PRC’s economy.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company's operations are calculated based upon local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet. Cash flows from operating, investing and financing activities exclude the effect of the acquisition of Tianfang.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Fair Value Measurements

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures.  The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of December 31, 2008 and 2007, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY (CONTINUED)
Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company uses SFAS No 130, “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except the changes in paid-in capital and distributions to stockholders due to investments by stockholders. Comprehensive income for the four months ended December 31, 2007 included net income and foreign currency translation adjustments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.”  The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earning Per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the four months ended December 31, 2007, the Company did not have any dilutive securities.

Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company.

 SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment. The Company has one reportable business segment. All of the Company's assets are located in the PRC.

Research and Development

Research and development costs are related primarily to the development of new nutritional and health supplements products. Research and development costs are expenses as incurred. For the four months ended December 31, 2007 the research and development expense were $0.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Reclassifications

Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY (CONTINUED)

New Accounting Pronouncements

Employer’s Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 applies to an employer that is subject to the disclosure requirements of SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS 132R”) and amends SFAS 132R to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by FSP FAS 132(R)-1 shall be provided for fiscal years ending after December 15, 2009. Earlier application is permitted. The Company does not expect the adoption of FSP FAS 132(R)-1 to have a material impact on its consolidated financial statements.

Accounting for Defensive Intangible Assets

In November 2008, the FASB issued EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 applies to all acquired intangible assets in situations in which the acquirer does not intend to actively use the asset but intends to hold the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset). Defensive intangible assets could include assets that the acquirer will never actively use, as well as assets that will be used by the acquirer during a transition period when the intention of the acquirer is to discontinue the use of those assets. EITF 08-7 concluded that a defensive intangible asset should be accounted for as a separate unit of accounting and should be amortized over the period that the defensive intangible asset directly or indirectly contributes to the future cash flows of the entity. EITF 08-7 is effective prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is not permitted.

Accounting for Financial Guarantee Insurance Contracts

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have an impact on the Company’s consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement will not have an impact on the Company’s consolidated financial statements.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FASB Staff Position FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), and requires additional disclosures. The objective of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (R), “Business Combinations” (“SFAS 141(R)”), and other accounting principles generally accepted in the United States of America. FSP FAS 142-3 applies to all intangible assets, whether acquired in a business combination or otherwise and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance for determining the useful life of intangible assets shall be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements apply prospectively to all intangible assets recognized as of, and subsequent to, the effective date. Early adoption is prohibited. The Company does not expect the adoption of FSP FAS 142-3 to have a material impact on its consolidated financial statements.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY (CONTINUED)

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Based on current conditions, the Company does not believe that the adoption of SFAS 161 will have a significant impact on its consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements separated from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured by the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company expects SFAS 160 will have an impact on accounting for business combinations once adopted but the effect is dependent upon future acquisitions at that time.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

●	Acquisition costs will be generally expensed as incurred;
●	Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;
●
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

●	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
●	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
●	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. The Company believes that SFAS 141R will have an impact on accounting for business combinations once adopted but the effect depends on the future acquisitions at that time.

Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities

 In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  EITF 07-03 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP EITF 07-3 to have a material impact on its consolidated financial statements.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

3. INVENTORY

Inventory at December 31, 2008 and 2007 was as follows:

	2008	2007

Raw materials	$33,676	$136,010
Packing materials	22,409	28,258
Finished goods	95,857	34,892

Total	$151,942	$199,160

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2008 and 2007:

	2008	2007

Building	$8,244,669	$2,736,841
Building improvements	911,462	508,184
Production equipment	2,319,654	482,062
Office furniture and equipment	179,752	24,193
Vehicles	118,448	63,894
	11,773,985	3,815,174
Less: Accumulated depreciation	(675,939)	(43,986)
	$11,098,046	$3,771,188

Depreciation expense for the year ended December 31, 2008 and the four months ended December 31, 2007 was approximately $619,000 and $43,000, respectively.

5. CONSTRUCTION IN PROGRESS

Construction in progress mainly represented payment made for the construction of a new plant for Heilongjiang Weikang during 2007.  The construction was completed during 2008.

6. ADVANCES TO SUPPLIERS AND OTHER RECEIVABLES

Advances to suppliers represented prepayment for the raw material.  At December 31, 2008 and 2007, advances to suppliers amounted $9,925 and $73,033, respectively.  Other receivables represented cash advances to employees and sales representatives for normal business purposes such as advances for traveling expense.  At December 31, 2008 and 2007, other receivables amounted $8,050 and $66,082, respectively.

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

7. RELATED PARTY TRANSACTIONS

Due from Weikang’s Management and Other Income – Lease income

At December 31, 2008, due from management represented lease payments received by Weikang’s CEO on behalf of Weikang for leasing out to a third party the workshop of manufacturing the royal jelly and the right to use its technology for manufacturing the royal jelly for the period from January 1, 2008 through June 30, 2010.  During 2008, Weikang’s CEO received lease income of $1,007,919 (RMB 7,000,000) and prepaid lease payment of $219,472 (RMB 1,500,000) on behalf of the Company.

Other income consisted of income for leasing out to a third party the workshop of manufacturing the royal jelly and the right to use the technology for manufacturing the royal jelly for the period from January 1, 2008 to June 30, 2010.  Total lease payment will be received from leasing out the workshop for the lease term is 7,500,000 RMB, and 10,000,000 RMB from leasing out the use right of the technology.  During 2008, Weikang’s CEO received lease income on behalf of the Company for $1,007,919 (RMB 7,000,000, of which, 3,000,000 RMB was from leasing out the workshop and 4,000,000 RMB was from leasing out the use right).

At December 31, 2007, due from management represents payments received by Weikang’s management on behalf of Weikang from Weikang’s dealers net of payments made for purchases made by the management on behalf of Weikang.  The transactions were recorded in the officer’s personal bank account.  During the four months ended December 31, 2007 since the acquisition of Heilongjiang Weikang by Sinary, $687 sales receipts were deposited into the officer’s personal bank cards, and $608,503 purchase payments were made from the same bank cards.

Due from Related Party

At December 31, 2007, due from related party of $135,777 represented accounts receivable arising from sales made to a related company owned by the Company’s chief executive officer. Sales to this related party during the four months ended December 31, 2007 since the acquisition of Heilongjiang Weikang by Sinary was approximately $92,000.

Sales to Related Party

During 2008 and the four months ended December 31, 2007, the Company sold goods  for $1,081,000 and $213,000, respectively, to another related company owned by the Company’s chief executive officer. The receivables from this related party was $0 as of December 31, 2008 and 2007.

Advance from Officer and Other Expense

Advance from officer and other expense represented the payment of $650,000 made by an officer of Heilongjiang Weikang on behalf of Sinary to certain former shareholders of the Company in connection with the reverse acquisition between the Company and Sinary on December 7, 2007. The advance from officer bears no interest and payable on demand.

8. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2008 and 2007:

	2008	2007

Land use right	$8,723,411	$540,263
Goodwill arising from acquisition of Tianfang	3,578,359	-
Software	7,209	-
	12,308,979	540,263
Less: Accumulated amortization	(94,574)	(1,908)
	$12,214,405	$538,355

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

8. INTANGIBLE ASSETS (CONTINUED)
All land in the PRC is government owned and can not be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company has the right to use the land for 50 years and is amortizing the right on a straight-line basis for 50 years.

Amortization expense for year ended December 31, 2008 and the four months ended December 31, 2007 was approximately $92,000 and $2,000, respectively.  Amortization expense for the next five years is expected to be $204,000, $204,000, $204,000, $204,000 and $204,000 respectively.

9. MAJOR CUSTOMERS AND VENDORS

Five major customers who are dealers of the Company accounted for 55% of the Company’s net revenue for 2008.  Each customer accounted for about 14%, 12%, 11%, 10% & 8% of the sales, of which, one was the related party owned by the shareholder of Weikang accounted for about 1% of the total sales.  At December 31, 2008, the total receivable balance due from these five customers was $0.

Five major customers who are dealers of the Company accounted for 97% of the Company’s net revenue for four months ended December, 2007 since the acquisition of Heilongjiang Weikang by Sinary.  Each customer accounted for about 26%, 21%, 19%, 16% & 15% of the sales, of which, one was the related party owned by the shareholder of Weikang accounted for about 26% of the total sales.  At December 31, 2007, the total receivable balance due from these five customers was $0.

Seven vendors provided 64% of the Company’s purchase of raw materials for 2008.  Each vendor accounted for 16%, 10%, 9%, 8%, 7%, 7%& 7% of the purchase. The Company did not have accounts payable to these vendors at December 31, 2008.

Seven vendors provided 89% of the Company’s purchase of raw materials for four months ended December 31, 2007.  Each vendor accounted for 16%, 14%, 13%, 13%, 12%, 11% & 10% of the purchase The Company did not have accounts payable to these vendors at December 31, 2007.

10. TAX PAYABLE

Tax payable consisted of the following at December 31, 2008:

2008
Income tax payable	$381,659
Value added tax payable	306,012
Individual income tax withholding payable	504,123
Sales tax payable	51,210
Other taxes	7,083
$1,250,087

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

11. OTHER PAYABLES

Other payables mainly consisted of the purchase price of approximately $7.62 million that Sinary was originally obligated to pay to Heilongjiang Weikang’s former owners within one year from the closing of the acquisition of Heilongjiang Weikang. This payable does not bear any interest; this payable has been renewed to October 25, 2009.

Other payables also consisted of the unpaid portion of the purchase price of approximately $3.8 million that Heilongjiang Weikang is obligated to pay to Tianfang’s former owners within one year from the closing of acquisition date.  This payable does not bear any interest.

12. DEFFERED TAX ASSET (LIABILITY), NET

Deferred tax represented differences between the tax bases and book bases of property, equipment and land use right.

At December 31, 2008 and 2007, deferred tax asset (liability) consisted of the following:

	2008	2007

Deferred tax asset for property and equipment	37,742
Deferred tax asset arising from the acquisition of Heilongjiang Weikang	$29,592	$27,726
Deferred tax liability arising from the acquisition of Tianfang	(3,578,359)	-
Deferred tax asset (liability)	$(3,551,025)	$27,726

13. INCOME TAXES

Heilongjiang Weikang is governed by the Income Tax Law of the PRC concerning the private enterprises that are generally subject to tax at a statutory rate of 25% (33% prior to 2008) on income reported in the statutory financial statements after appropriate tax adjustments. Heilongjiang Weikang is exempt from income tax for three years from 2006 to 2008.  Tianfang is subject to 25% income tax rate. Net income for years ended December 31, 2008 and the four months ended December 31,2007 would have been lower by approximately $1,251,000 and $65,000 or $0.05 and $0.003 earnings per share, respectively, if Heilongjiang Weikang was not subject an income tax holiday.

Sinary had net operating loss of approximately $0 and $650,000 at December 31, 2008 and 2007, respectively. NOL can be carryforward up to 20 years from the year the loss is incurred.  A 100% valuation allowance has been established due to the uncertainty of its realization.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the year ended December 31, 2008 and the four months ended December 31, 2007:

	2008	2007

US statutory rates	34.0%	34.0%
Tax rate difference	(9.0)%	(1.0)%
Effect of tax holiday	(15.7)%	-

Tax per financial statements	9.3%	33.0%

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

14. STATUTORY RESERVES

Pursuant to the new corporate law of the PRC effective on January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus Reserve Fund

The Company is now only required to transfer 10% of its net income, as determined under the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common Welfare Fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income to this fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

15. CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’ s operations may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be conducted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

16. ACQUISITION OF TIANFANG AND UNAUDITED PRO FORMA INFORMATION

On October 25, 2007, Sinary entered into an equity interests transfer agreement with the owners of Heilongjiang Weikang to acquire 100% of the equity interests of Heilongjiang Weikang for the sum of 57 million RMB, or approximately 7.6 million US dollars. The operating results of Weikang are included in the accompanying consolidated statements of operations from the acquisition date.  For convenience of reporting the acquisition for accounting purposes, October 31, 2007 has been designated as the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.  The fair values are based on third-party valuation. The fair value of the net assets acquired exceeded the total consideration for the acquisition by approximately $595,000. The excess (negative goodwill) was allocated on a pro rata basis to long-lived assets.

Cash	$559,656
Accounts receivable	9,611
Advance to suppliers	250,474
Other receivables	45,979
Inventory	278,933
Due from related parties	2,821,307
Property and equipment	3,712,847
Intangible assets	526,872
Deferred tax asset	27,039
Accounts payable	(86,663)
Advances from related party	(513,223)
Other current liabilities	(12,511)
Purchase price	$7,620,321

WEIKANG BIO-TECHNOLOGY GROUP CO. INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

16. ACQUISITION OF TIANFANG AND UNAUDITED PRO FORMA INFORMATION (CONTINUED)

The intangible asset, which is principally land rights, is being amortized over 50 years.

On July 22, 2008, Heilongjiang Weikang completed the acquisition of 100% of the issued and outstanding equity interests of Tianfang for the aggregate purchase price of $15,000,000 (RMB 102,886,500).

The operating results of the Company and Tianfang for the five months ended December 31, 2008 are included in the accompanying consolidated statements of operations from the acquisition date.  For convenience of reporting the acquisition for accounting purposes, August 1, 2008 has been designated as the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed of Tianfang, at the date of acquisition.   The total consideration for acquisition exceeded fair value of the net assets acquired by $3,565,578. The excess was recorded as goodwill.

Cash	$10,146
Accounts receivable	388,641
Other receivables	3,988
Inventory	45,161
Property and equipment	7,194,302
Land use right	8,117,686
Goodwill	3,565,578
Tax payable	(498,259)
Advances from shareholder	(221,794)
Deferred tax liability	(3,605,449)
Purchase price	$15,000,000

The following unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2008 and 2007 present the Company’s operations as if the acquisition of Sinary, Heilongjiang Weikang and Tianfang had occurred on January 1, 2008 and 2007, respectively.  The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

For the years ended December 31, 2008 and 2007	Pro forma	Pro forma
	Consolidated 2008	Consolidated 2007

Net revenue	$13,925,832	$19,301,999

Cost of revenue	5,102,876	9,086,719

Gross profit	8,822,956	10,215,280

Total operating expenses	1,317,008	2,791,024

Income from operations	7,505,948	7,424,256

Total non-operating expenses	959,016	(643,685)

Income before income tax	8,464,965	6,780,571

Income tax	881,677	1,396,960

Net income	$7,583,288	$5,383,611

Basic and diluted weighted average shares outstanding	25,229,800	24,822,865

Basic and diluted net earnings per share	$0.30	$0.22

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$374
Accounting Fees and Expenses	2,500
Legal Fees and Expense	35,000
Printing Expenses	1,000
Miscellaneous	3,626

Total	$42,500

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's directors and executive officers are indemnified as provided by the Nevada law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.  Shares issued to Weikang’s shareholders were not registered under the Securities Act of 1933, as amended (“Securities Act”) in reliance upon the exemption from the registration requirements provided in Section 4(2) of, or the safe harbor from such registration provided by Regulation S, promulgated under the Securities Act.

A.	February 2010 Issuance for Services

In February 2010, the Company issued a consultant, 200,000 shares as compensation for consulting services.  Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, in part pursuant to Regulation S and Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.

B.	January 20, 2010 Financing

On January 20, 2010, the Company entered into a Subscription Agreement with three “accredited” investors.   Pursuant to the Subscription Agreement, the investors purchased 1,470,588 shares of the Company’s common stock (“Investor Shares”) at $1.70 per share. Pursuant to the Subscription Agreement, the Company has agreed to file a resale Registration Statement on Form S-1 by April 9, 2010 registering the Investor Shares and the shares of common stock issuable under warrants issued to the investors with the Securities and Exchange Commission.   In the event the Company has not filed the Registration Statement by the required filing date, or the Registration Statement is not declared effective by the SEC by 120 days after the required filing date, the Company has agreed to pay liquidated damages to each investor, at a rate per month equal to 0.50% of the total purchase price of the shares purchased by such investor pursuant to the Subscription Agreement.  In no event, however, may the penalties exceed 9% in the aggregate of such total purchase price.

  The Investor Shares were issued to “accredited” investors, as such term is promulgated by the SEC.  In reliance upon each such investor’s representation as an “accredited investor,” among other representations, the offer and sale of the securities described above are exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and in reliance upon Rule 506 of Regulation D promulgated by the SEC.  We made this determination based on the representations of the stockholders of Weikang Bio-Technology Group Company, Inc. that such stockholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such stockholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the entities and individuals understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Global Hunter Securities, LLC acted as placement agent with respect to the offering of Investor Shares and received a cash fee of $125,000 (equal to 5% of the gross proceeds of the Offering) and warrants to purchase an aggregate of: (a) 36,764 shares of Common Stock at an exercise price of $3.00 per share and (b) 36,764 shares at an exercise price of $5.00 per share.

FirsTrust China Ltd. acted as consultant to the Company with respect to its business and financing and received a cash fee of $125,000 and warrants to purchase an aggregate of: (a) 36,764 shares of Common Stock at an exercise price of $3.00 per share and (b) 36,764 shares at an exercise price of $5.00 per share.

In addition, the Company issued the following securities:  (i) 180,000 shares of Common Stock to Jinsun, LLC, an investor relations firm, (ii) 600,000 shares of Common Stock to Far East Strategies, LLC, a consultant, for business development and capital markets advice, and (iii) 7,000 shares of Common Stock to The Crone Law Group for legal services.

Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, in part pursuant to Regulation S and Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.

C.	Share Exchange

On December 7, 2007, we issued 24,725,200 shares of common stock to the stockholder of Sinary in exchange for 100% of the issued and outstanding capital stock of Sinary.  On December 7, 2007, we executed (at the time of execution, our corporate name was Expedition Leasing, Inc.) a Share Exchange Agreement by and among Sinary Bio-Technology Holdings Group, Inc., a Nevada corporation (or Sinary), and the holder of 100% of Sinary’s issued and outstanding common stock, on the one hand, and us and certain holders of our common stock who held a majority of the issued and outstanding common stock in the aggregate (referred to as the “Expedition Leasing Stockholders”), on the other hand.

At the closing of this transaction, which occurred on December 7, 2007, we issued 24,725,200 shares of our common stock to the Sinary Stockholder in exchange for 100% of the common stock of Sinary (the “Share Exchange Transaction”). Concurrently on the Closing Date, the Expedition Leasing Stockholders cancelled 24,725,200 shares of Expedition common stock held by them. Immediately after the Closing, we had a total of 25,229,800 shares of common stock outstanding, with the Sinary Stockholder owning approximately 98% of our issued and outstanding common shares.

Except for the Share Exchange Agreement and the transactions contemplated thereunder, neither the Company nor its sole director and sole executive officer serving prior to the consummation of the Share Exchange Transaction had any material relationship with Sinary or the Sinary Stockholder.

The issuance of these shares was exempt from registration in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investor confirmed to us that she was either an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investor was provided with certain disclosure materials and all other information requested with respect to our company; (d) the investor acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificate representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

EXHIBITS

Exhibit No.	Description

2.1
Share Exchange Agreement among Expedition Leasing Inc. (“Expedition Leasing”), certain stockholders of Expedition Leasing, Sinary Bio-Technology Holding Group, Inc. (“Sinary”) and the sole stockholder of Sinary dated December 7, 2007 (1)

2.2	Equity Transfer Agreement between Sinary and the owners of 100% of the registered equity of Heilongjiang Weikang Bio-Technology Group Co., Ltd. dated October 25, 2007 (1)
2.3	Agreement and Plan of Merger dated as of June 4, 2008 between Expedition Leasing and Weikang (2)
3.1	Articles of Incorporation of Weikang (2)
3.2	Bylaws of Weikang (2)
4.1	Form of Series A and B Common Stock Warrant (3)
5.1	Opinion of The Crone Law Group **
10.1
Stock Transfer Agreement dated as of June 30, 2008 by and among Heilongjiang Weikang Bio-Technology Group Co., Ltd., Beijing Shiji Qisheng Trading Co., Ltd., Tri-H Trade (U.S.A.) Co., Ltd., and Tianfang (Guizhou) Pharmaceutical Co., Ltd. (4)

10.2	The Weikang Bio-Technology Group Company, Inc. 2008 Stock Incentive Plan (2)
10.3	Subscription Agreement dated January 20, 2010, between Weikang and the subscribers identified on the signature pages thereto (3)
10.4	Investor Relations Escrow Agreement dated January 20, 2010, among Weikang, the escrow agent named therein and Opus Holdings Three, Ltd. (3)
10.5
Lease Agreement dated January 1, 2008 between Heilongjiang Weikang Bio-Technology Group and Harbin Dongfeng Pharmaceutical Corp. Ltd. relating to the lease of the workshop and technology for manufacturing royal jelly.*

10.6	Shell Company Purchase Agreement dated December 8, 2007 between the Company and Yin Wang relating the advance from an officer of the Company*
10.7
English translation of land use right certificate issued by Xiuwen County Land Bureau and Bureau of Real Estate Management of Guiyang City for the benefit of Tianfang (Guizhou) Pharmaceutical Co., Ltd., which expires December 9, 2051*

10.8	English translation of land use right certificate issued by Bureau of Land and Resources of Shuang-Cheng City for the benefit of Heilongjiang Weikang Bio-Technology Group, which expires April 8, 2055*

21.1	List of Subsidiaries *
23.1	Consent of Independent Registered Public Accounting Firm. *
23.2	Consent of The Crone Law Group (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the Signature Page of this Registration Statement on Form S-1)

*Filed herewith.
**To be filed by amendment.

(1) Incorporated by reference from the Company’s Form 8-K filed with the SEC on December 10, 2007.

(2) Incorporated by reference from the Company’s Schedule 14C filed with the SEC on May 14, 2008.

(3) Incorporated by reference from the Company’s Form 8-K filed with the SEC on January 26, 2010.

(4) Incorporated by reference from the Company’s Form 8-K filed with the SEC on July 24, 2008.

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes, that for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in Harbin, the People’s Republic of China, on March 25, 2010.

WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.

By: /s/ Yin Wang
Yin Wang
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yin Wang as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Yin Wang	Director and Chief Executive Officer	March 25, 2010
Yin Wang	(Principal Executive Officer)

/s/ Yanhua Liu	Chief Financial Officer	March 25, 2010
Yanhua Liu	(Principal Financial and Accounting Officer)

/s/ Wei Wang	Director	March 25, 2010
Wei Wang

/s/ Weili Wang	Director	March 25, 2010
Weili Wang

/s/ Guangxin Wang	Director	March 25, 2010
Guangxin Wang

/s/ Yuanyuan Jing	Director	March 25, 2010
Yuanyuan Jing